EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

CNL APF PARTNERS, LP

and Certain Affiliates

as Seller Parties,

and

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

as Purchaser

Dated May 31, 2013

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	-	Definitions
Exhibit B	-	Purchased Entities & Purchased Interests
Exhibit C	-	Properties
Exhibit D	-	Restructuring
Exhibit E	-	Purchased Interest Assignment and Assumption Agreement
Exhibit F	-	Form of Estoppel Certificate

Schedule 1.4(d)(ii)	-	Pre-paid Taxes
Schedule 3.3(a)	-	Conflicts
Schedule 3.3(b)	-	Consents and Approvals
Schedule 3.4	-	Outstanding Options and Warrants of Purchased Entities
Schedule 3.5(a)	-	Properties under Development
Schedule 3.5(b)	-	Ground Leases
Schedule 3.6	-	Material Adverse Change
Schedule 3.7	-	Litigation
Schedule 3.9(a)	-	Tax Returns
Schedule 3.9(b)	-	Extension of Statute of Limitations; Rulings
Schedule 3.9(d)	-	Non-Disregarded Entities
Schedule 3.11	-	Condemnation Proceedings
Schedule 3.12	-	Environmental Reports
Schedule 3.13(a)	-	Tenants in Default
Schedule 3.13(b)	-	Exceptions to Triple Net Obligations
Schedule 3.13(c)	-	Options
Schedule 3.14(a)	-	Material Contracts
Schedule 3.17	-	Insurance
Schedule 3.19	-	Compliance with Restrictions
Schedule 3.20	-	Affiliate Contracts
Schedule 5.1	-	Conduct of Business Covenants Exceptions
Schedule 6.1(a)(i)	-	Retained Properties – Exclusion from Rent Delinquencies
Schedule A-1	-	Knowledge of the Seller Parties
Schedule A-2	-	Purchaser’s Knowledge
Schedule A-3	-	Discount Percentage

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 31, 2013, is entered into by and among CNL APF Partners, LP, a Delaware limited partnership (“Seller”), and each of the seller parties listed on the signature pages hereto (collectively with Seller and together with their designees permitted pursuant to this Agreement, the “Seller Parties”), on the one hand, and ARC Properties Operating Partnership, L.P., a Delaware limited partnership (“Purchaser”), on the other hand. Each of the Seller Parties and Purchaser shall be referred to in this Agreement as a “Party”, and collectively as the “Parties”. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

RECITALS:

A.	The Seller Parties desire to sell to Purchaser (or Purchaser’s designees permitted by this Agreement) all of the Interests in each of the entities set forth on Exhibit B (each such entity, a “Purchased Entity,” and all of the Interests therein, collectively, the “Purchased Interests”), and Purchaser desires to purchase and acquire from the Seller Parties the Purchased Interests.

B.	The Purchased Entities own the portfolio of restaurant lease properties set forth on Exhibit C (as such Exhibit C may be amended to reflect Retained Properties in accordance with the terms of this Agreement and the Exhibits hereto, collectively, the “Properties”), each Purchased Entity owning the respective Properties set forth opposite its name on Exhibit C.

C.	Concurrently with the execution hereof and in connection with the Seller Parties’ representations, warranties, covenants and agreements hereunder, GE Capital Franchise Finance Corporation has delivered to Purchaser the Seller Parent Guarantee.

D.	Concurrently with the execution hereof the Seller Parties, Purchaser and the Escrow Agent are entering into that certain Amended and Restated Escrow Agreement (the “Escrow Agreement”) pursuant to which the Deposit will be held and released.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Article I

PURCHASE AND SALE

1.1 Purchase and Sale of Purchased Interests.

(a) Subject to and upon the terms and conditions of this Agreement and the other agreements and documents contemplated hereby, at the Initial Closing, each of the Seller Parties, as applicable, shall Transfer to Purchaser, and Purchaser shall purchase and acquire from such Seller Party, all of the Purchased Interests set forth opposite such Seller Party’s name on Exhibit B (other than any Deferred Interests, if applicable).

(b) Subject to and upon the terms and conditions of this Agreement and the other agreements and documents contemplated hereby, if applicable, at the Deferred Closing, each of the Seller Parties, as applicable, shall Transfer to Purchaser, and Purchaser shall purchase and acquire from such Seller Party, all of such Seller Party’s right, title and interest in the Deferred Interests.

1.2 Purchase Price.

(a) Subject to Section 1.2(b), the unadjusted purchase price payable for the Purchased Interests shall be Eight Hundred Seven Million, Three Hundred Nineteen Thousand U.S. Dollars ($807,319,000) (the “Unadjusted Purchase Price”). The Unadjusted Purchase Price is an amount equal to the sum of the values mutually agreed by Purchaser and the Seller Parties for each of the Purchased Entities.

(b) At the Initial Closing, the Unadjusted Purchase Price shall (i) if applicable, be decreased by an amount equal to the Deferred Purchase Price, (ii) to the extent applicable, be decreased by an amount equal to the aggregate Adjustment Amounts of the Retained Properties, if any, (ii) to the extent applicable, be decreased by an amount equal to the deductible applied to any insurance or condemnation proceeds assigned to Purchaser pursuant to Section 8.2 (each adjustment made pursuant to clause (ii) and/or (iii), a “Price Adjustment”), and (iv) be increased or decreased, as applicable, by the net amount of the Proration Items in accordance with Section 1.4 as set forth on the Initial Closing Statement (the Unadjusted Purchase Price, as adjusted by clauses (i) through (iv) at the Initial Closing, the “Estimated Initial Purchase Price”).

(c) At the Deferred Closing, if applicable, the Deferred Purchase Price shall (i) to the extent applicable, be adjusted by the Price Adjustments, (ii) be increased or decreased, as applicable, by the net amount of the Proration Items in accordance with Section 1.4 as set forth on Deferred Closing Statement (the Deferred Purchase Price, as adjusted by clauses (i) and (ii) at the Deferred Closing, the “Estimated Deferred Purchase Price”).

1.3 Payment of Estimated Initial Purchase Price and Estimated Deferred Purchase Price.

(a) At the Initial Closing, Purchaser shall pay to the Seller Parties an amount equal to the Estimated Initial Purchase Price less the Initial Closing Deposit (to the extent concurrently released to the Seller Parties pursuant to the Deposit Release Instruction); provided, however, if the Deferred Interests are Transferred at the Initial Closing, the entire Deposit shall be applied against the Estimated Initial Purchase Price (such amount, the “Initial Closing Payment”), in immediately available funds by wire transfer to an account(s) designated by the Seller Parties, which account(s) must be designated in a writing delivered to Purchaser at least two (2) Business Days prior to the Initial Closing Date.

(b) At the Deferred Closing, if applicable, Purchaser shall pay to the Seller Parties an amount equal to the Estimated Deferred Purchase Price less the Deferred Closing Deposit, if applicable, (such amount, the “Deferred Closing Payment”), in immediately available funds by wire transfer to an account(s) designated by the Seller Parties, which account(s) must be designated in a writing delivered to Purchaser at least two (2) Business Days prior to the Deferred Closing Date.

1.4 Prorations.

(a) Generally.

(i) All prorations and other adjustments of the items described in this Section 1.4 shall be made at the Closing based on the applicable Closing Statement prepared by the Seller Parties and delivered to Purchaser in accordance with Section 1.4. As set forth in Sections 1.2(b) and 1.2(c), the net amount of credits to Purchaser and the Seller Parties for Proration Items, as reflected on the applicable Closing Statement, shall result in an increase or decrease of the Unadjusted Purchase Price.

(ii) Except as otherwise set forth herein, all items to be prorated and other adjustments to be made pursuant to this Section 1.4 (the “Proration Items”) shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date (the “Adjustment Time”) and the net amount thereof either shall be paid by Purchaser to the Seller Parties or credited to Purchaser, as the case may be, at the Closing. Purchaser shall be treated as the owner of the Purchased Entities transferred at the Closing, for purposes of prorations of income and expenses, on and after the Adjustment Time applicable to such Closing. Purchaser and the Seller Parties acknowledge that, except as otherwise expressly provided herein, or elsewhere in the other agreements and documents contemplated hereunder, the purpose and intent as to prorations and other adjustments is that the Seller Parties shall bear all expenses of ownership and operation of the Purchased Entities transferred at the Closing, and shall receive the benefit of all income therefrom, accruing until the Adjustment Time applicable to such Closing and Purchaser shall bear all such expenses and receive the benefit of all income accruing after the applicable Adjustment Time.

(iii) The Parties agree that any increase or decrease in the Adjustment Amount pursuant to this Section 1.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

(b) Proration of Rent.

(i) Base or Fixed Rent. Base or fixed rent (“Fixed Rent”) paid by any Tenant under the applicable Lease shall be prorated as of the applicable Adjustment Time. Purchaser shall receive a credit at the Closing for any base or fixed rent paid by a Tenant to the applicable Purchased Entity for the rent period in which such Closing occurs in an amount equal to the rent paid for such rent period multiplied by a fraction, the numerator of which is the number of days from and including the Closing Date through and including the last day of the rent period in which such Closing occurs, and the denominator of which is the total number of days in the rent period in which such Closing occurs. The Seller Parties shall receive a credit at the Closing for any base or fixed rents payable in the rent period in which such Closing occurs but not yet received by the Purchased Entities in an amount equal to the unpaid rent multiplied by a fraction, the numerator of which is the number of days from and including the first day of the rent period in which the Closing occurs through and including the day immediately preceding the Closing Date, and the denominator of which is the total number of days in the rent period in which such Closing occurs.

(ii) Percentage Rent. Payments of additional rent based upon the amount by which a designated percentage of any Tenant’s gross revenues achieved during the applicable period for which such rent is due under the applicable Lease (the “Percentage Rent Period”) exceeded base or fixed rent, breakpoint or some other standard (the “Percentage Rent”), if any, for any Percentage Rent Period in which the Closing occurs shall be apportioned between the applicable Seller Party and Purchaser.  Purchaser acknowledges that such amounts shall be prorated notwithstanding that percentage rent may not yet be due and owing under the terms of the applicable Lease.  The Seller Parties shall calculate the amount of Percentage Rent that would be due and owing under each applicable Lease at the end of the then current month, quarter, calendar year or fiscal year, as applicable, (the “Percentage Rent Amount”) by multiplying (A) the amount of the actual percentage rent paid or payable for the previous Lease year, by (B) 0.9.   The Seller Parties shall receive a credit for their prorated share of such Percentage Rent, which shall be determined by multiplying the Percentage Rent Amount by the fraction, the numerator of which is the number of days from the beginning of the Lease year until the Closing Date (the “Calculation Period”) and the denominator of which is 360, and subtracting from such number, the Percentage Rent actually received by the Seller Parties during the Calculation Period.  The prorations made under this paragraph will not be recalculated based on the actual amount of Percentage Rent payable by each Tenant when such payment is actually due and payable under the applicable Leases.

(iii) Delinquent Rent. Any Fixed Rent, additional rent or Percentage Rent (collectively, “Rent”) that shall not have been paid when due under any Lease as of a Closing shall be referred to as “Delinquent Rent.” Unless the Property as to which the Delinquent Rent relates is a Retained Property at the time of Closing, such Property shall be Transferred without any adjustment for Delinquent Rent, and all such Delinquent Rent, if and when collected, shall belong to Purchaser, provided, however, that an amount equal to the product of (A) the lesser of (x) Three Hundred Thousand U.S. Dollars ($300,000) and (y) the actual amount of the delinquent rent in respect of all Leases, multiplied by (B) the Discount Percentage (expressed as a fraction), shall be credited to the Seller Parties on the Closing Statement.

(iv) Advance Rent Payments. In the event that any Purchased Entity shall have received payments of rent or other charges under any Lease that relates to a period beginning after the Adjustment Time, Purchaser will receive a credit for such amount of rent or other charges.

(c) Ground Rent. Ground rent and all other amounts payable under the Ground Leases shall be prorated as of the applicable Adjustment Time. The Seller Parties will be credited with an amount equal to all security deposits, prepaid rentals and other deposits paid or deposited under any Ground Lease, together with any interest that has accrued thereon to the extent said deposits or prepaids have not been applied to outstanding obligations in accordance with the applicable Ground Lease.

(d) Taxes.

(i) If and to the extent that the Tenant is obligated pursuant to a Lease to pay real property Taxes directly to the applicable taxing authority, there shall be no proration of such real property Taxes.

(ii) If and to the extent that the Tenant is obligated pursuant to the Lease to reimburse the applicable Seller Party for payments of real property Taxes made directly by such Seller Party to the Taxing Authority and such Seller Party has paid any such real property Taxes and has not, prior to the applicable Adjustment Time, received a reimbursement for such paid real property Taxes from the Tenant, the Seller Parties shall receive a credit on the Closing Statement in an amount equal to such paid real property Taxes and Purchaser shall thereafter be entitled to receive and retain all such reimbursements. Schedule 1.4(d)(ii) sets forth the Seller Parties’ good faith estimate of such real property Tax payments made by such Seller Party as of the date set forth on such Schedule.

(iii) If the Seller Party maintains an impound or reserve account for payment of real property Taxes using funds paid by the applicable Tenant pursuant to a Lease (a “Tax Impound Account”), the Seller Party shall retain the funds in the Tax Impound Account at Closing and shall provide Purchaser a credit on the Closing Statement for the amount.

(iv) To the extent the real property Tax obligation in respect of any Lease is not set forth in Sections 1.4(d)(i), (ii), or (iii), the Seller Parties shall pay, at or prior to the Closing, all real property Taxes to the extent due and payable prior to the applicable Adjustment Time, and Purchaser shall pay all real property Taxes to the extent due and payable from and after the applicable Adjustment Time, regardless of the period to which such real property Taxes relate and such real property Taxes shall be prorated as of the applicable Adjustment Time between the Seller Parties and Purchaser as otherwise provided in Section 1.4(a), which proration shall be determined by apportioning such real property Taxes ratably over the taxable year on a daily basis.

(e) Tenant Security Deposits. The applicable Seller Party shall grant to Purchaser a credit in an amount equal to the aggregate of the unapplied Tenant security and other deposits under the Leases that are held by such Seller Party or the applicable Purchased Entity, as the case may be, in cash at the time of the applicable Adjustment Time and are retained by the applicable Seller Party after the Closing, including all accrued interest thereon to the extent any Tenant may be entitled to receive such amounts in connection with the refund of any such deposit.

(f) Closing Statements; Calculation of Proration Items; Disputes.

(i) Applicable Time Period. The applicable Seller Parties will be charged and credited for the amounts of all of the Proration Items (other than Delinquent Rent and real property Taxes payable by the applicable Tenants) relating to the period up to and including the applicable Adjustment Time, and Purchaser will be charged and credited for all of the Proration Items (other than real property Taxes payable by the applicable Tenants) relating to the period after the applicable Adjustment Time. Notwithstanding anything herein to the contrary, all prorations shall be made on the basis of the actual number of days of the applicable time period which shall have elapsed prior to the applicable Adjustment Time and based upon the actual number of days in the applicable time period and a three hundred sixty five (365) day year. All prorations and adjustments made pursuant to this Section 1.4 shall be made without duplication whatsoever.

(ii) Closing Statements.

(A) The Seller Parties shall prepare in good faith and deliver to Purchaser for its review and comment, a statement of estimated Proration Items and other credits and adjustments to the Unadjusted Purchase Price hereunder on a Property by Property basis, together with all relevant supporting documentation, to be submitted to Purchaser no less than five (5) Business Days before the Initial Closing Date (the “Estimated Initial Closing Statement”). In the event that the Seller Parties and Purchaser agree to revisions to the Estimated Initial Closing Statement, the Seller Parties shall deliver their revised, if applicable, statement of estimated Proration Items and other credits and adjustments to the Unadjusted Purchase Price to Purchaser no less than two (2) Business Days before the Initial Closing Date (the Estimated Initial Closing Statement or the revised statement, if any, the “Initial Closing Statement”). The Proration Items and other credits and adjustments reflected in the Initial Closing Statement will be paid at the Initial Closing by Purchaser to the Seller Parties (if the Proration Items, credits and adjustments result in a net credit to the Seller Parties) or by the Seller Parties to Purchaser (if the Proration Items, credits and adjustments pursuant to this Section 1.4 result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Estimated Initial Purchase Price at the Initial Closing. As soon as practicable following the Initial Closing and, in any event, not later than sixty (60) days after the Closing, the Seller Parties shall prepare in good faith and deliver to Purchaser for its approval, which approval shall not be unreasonably withheld, delayed or conditioned, an update to the Initial Closing Statement (as approved by Purchaser, the “Adjusted Initial Closing Statement”) which update will reflect the Seller Parties calculation of Proration Items and other credits and adjustments pursuant to this Section 1.4 as of the Initial Closing Date based on the information available as of the preparation date. Re-prorations will be made after the Initial Closing when actual amounts are determined only where expressly provided in this Section 1.4.

(B) If applicable, the Seller Parties shall prepare in good faith and deliver to Purchaser for its review and comment, a statement of estimated Proration Items and other credits and adjustments to the Deferred Purchase Price hereunder on a Property by Property basis, together with all relevant supporting documentation, to be submitted to Purchaser no less than five (5) Business Days before the Deferred Closing Date (the “Estimated Deferred Closing Statement”). In the event that Seller Parties and Purchaser agree to revisions to the Estimated Deferred Closing Statement, the Seller Parties shall deliver their revised, if applicable, statement of estimated Proration Items and other credits and adjustments to the Deferred Purchase Price to Purchaser no less than two (2) Business Days before the Deferred Closing Date (the Estimated Deferred Closing Statement or the revised statement, if any, the “Deferred Closing Statement”). The Proration Items and other credits and adjustments reflected in the Deferred Closing Statement will be paid at the Deferred Closing by Purchaser to the Seller Parties (if the Proration Items, credits and adjustments result in a net credit to the Seller Parties) or by the Seller Parties to Purchaser (if the Proration Items, credits and adjustments pursuant to this Section 1.4 result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Estimated Deferred Purchase Price at the Deferred Closing. As soon as practicable following the Deferred Closing and, in any event, not later than sixty (60) days after the Deferred Closing, the Seller Parties shall prepare in good faith and deliver to Purchaser for its approval, which approval shall not be unreasonably withheld, delayed or conditioned, an update to the Deferred Closing Statement (as approved by Purchaser, the “Adjusted Deferred Closing Statement”) which update will reflect the Seller Parties calculation of Proration Items and other credits and adjustments pursuant to this Section 1.4 as of the Deferred Closing Date based on the information available as of the preparation date. Re-prorations will be made after the Deferred Closing when actual amounts are determined only where expressly provided in this Section 1.4.

(iii) Review by Accountants. If Purchaser disagrees with any Proration Items or other adjustments or calculations on the Adjusted Initial Closing Statement or Adjusted Deferred Closing Statement (each, an “Adjusted Closing Statement”), it shall provide a notice to the Seller Parties within sixty (60) days after Purchaser’s receipt of such Adjusted Closing Statement setting forth the items with which it disagrees with reasonable detailed support in respect of such disagreement (the “Purchaser Objection Notice”). If the Parties are, after using their respective good faith efforts, unable to reach agreement on all such items within thirty (30) calendar days following the receipt by the Seller Parties of a Purchaser Objection Notice, Purchaser and the Seller Parties shall, within fifteen (15) calendar days after the end of such thirty (30) day period, cause Ernst & Young LLP (or, if they are unable or unwilling to serve, a firm of accountants of nationally recognized standing reasonably satisfactory to Purchaser and the Seller Parties) (the “Accountants”) to promptly review this Agreement and the disputed line items in such Adjusted Closing Statement for the purpose of resolving such dispute. In performing their review, the Accountants shall (A) apply only the provisions of this Section 1.4, (B) determine the accurate application of such provisions to only those line items in the applicable Adjusted Closing Statement as to which Purchaser has disagreed and which Purchaser and the Seller Parties have been subsequently unable to reach agreement, and (C) limit their determination of the appropriate amount of each of the line items in the applicable Purchaser Objection Notice, and shall make a final determination in writing, binding on the Parties, of the appropriate amount with respect to each such line item by selecting in its entirety either the position initially submitted to the Accountants by the Seller Parties’ or the position initially submitted to the Accountants by Purchaser pursuant to this Section 1.4(f)(iii) that the Accountants believe is, or is closest to, the most accurate calculation with respect to such disputed line item. The Accountants shall adopt in its entirety the position of the Seller Parties’ or Purchaser on each disputed line item and shall not choose any other figure for any such disputed line item but, for the avoidance of doubt, may adopt one Party’s position on some disputed line items and the other Party’s position on other disputed line items. The Accountants shall be required to deliver to Purchaser and the Seller Parties, as promptly as practicable, but no later than thirty (30) calendar days after the Accountants are engaged, a written report setting forth their resolution of the disputed line items. Purchaser and the Seller Parties shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items. If the Accountants determine that (i) the disputed line items result in a net loss for the Seller Parties, the Seller Parties shall be responsible for the Accountants’ fees and expenses, or (ii) the disputed line items result in a net loss for Purchaser, Purchaser shall be responsible for the Accountants’ fees and expenses.

(iv) Final Payment. Within three (3) Business Days after the delivery of an Accountant’s written report pursuant to paragraph (iii) above, (A) Purchaser shall pay to the Seller Parties, by wire transfer of immediately available funds to the account(s) designated by the Seller Parties pursuant to Section 1.3, an amount equal to the amount, if any, by which the net credit to the Seller Parties is greater, or the net credit to Purchaser is less, on the applicable Adjusted Closing Statement (as finally determined pursuant to paragraph (iii) above as applicable) than the applicable credit taken into account in determining the Estimated Initial Purchase Price payable at the Initial Closing or the Estimated Deferred Purchase Price payable at the Deferred Closing, as applicable, or (B) the Seller Parties shall pay to Purchaser, by wire transfer of immediately available funds to the account(s) designated in writing by Purchaser, an amount equal to the amount, if any, by which the net credit to the Seller Parties is less, or the net credit to Purchaser is greater, on the applicable Adjusted Closing Statement (as finally determined pursuant to paragraph (iii) above as applicable) than the applicable credit taken into account in determining the Estimated Initial Purchase Price payable at the Initial Closing or the Estimated Deferred Purchase Price payable at the Deferred Closing, as applicable.

(v) Prorations and other adjustments pursuant to this Section 1.4 shall not affect, be limited by, or be applied against any limitations, deductibles, thresholds or maximum amounts relating to the indemnification obligations and claims for Losses contained elsewhere in this Agreement.

Article II

INSPECTION AND TITLE MATTERS

2.1 Purchaser’s Inspections and Due Diligence.

(a) Prior to the date hereof, Purchaser has reviewed and after the date hereof will continue to review the existing information to which Purchaser has access, including title commitment materials and such other title information that becomes available after the date hereof and other reasonable investigation of the Properties (collectively, the “Due Diligence”), subject to the terms and conditions of this Article II. The Due Diligence is at Purchaser’s sole cost and expense. Notwithstanding the continuation of the Due Diligence, Purchaser shall have no right to terminate this Agreement, other than in accordance with Article X, or to cause any Property to be a Retained Property other than in accordance with Section 6.1.

(b) The Seller Parties shall (i) provide Purchaser and its lenders, contractors, consultants and representatives (the “Purchaser Representatives”) with reasonable access, during normal business hours, upon reasonable prior notice to such Seller Party (which reasonable prior notice shall provide such Seller Party with sufficient time to comply with any notice obligations such Seller Party may have to the applicable Tenant), to the Properties and (ii) provide Purchaser and the Purchaser Representatives access to such information and data (including copies of Contracts and other books and records) in the Seller Parties’ possession concerning the Purchased Entities as Purchaser or any Purchaser Representatives reasonably may request in connection with such investigation; provided, however, that any such inspections will not unreasonably disrupt or disturb (A) the ongoing operation of the Properties; (B) any services to the Purchased Entities; or (C) the quiet possession of any Tenants. In no event will Purchaser be permitted to perform any intrusive physical inspections, tests, investigations, including any Phase II environmental inspection of, any Property without the Seller Parties’ express prior written consent, in the Seller Parties’ sole discretion. The Seller Parties shall have the right to have a representative present during any of Purchaser’s or the Purchaser Representatives’ visits to or inspections of any Properties. Purchaser may request any and all publicly available information about the Properties from Governmental Entities but will not disclose to any Governmental Entity (unless required by Law, in which event Purchaser shall give to the Seller Parties at least ten (10) days’ prior written notice of such intended disclosure) the results of any inspection, sampling or testing conducted at any Property without the Seller Parties’ express prior written consent, in the Seller Parties’ sole discretion. Purchaser and all Purchaser Representatives shall, in performing the Due Diligence, comply with the procedures set forth in this Agreement and with any and all Laws applicable to the Properties and will not engage in any activities that would violate any Licenses and Permits, Leases, Ground Leases or Laws. Purchaser and any Purchaser Representatives shall: (x) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Properties’ and (y) restore the Properties to the condition in which the same were found before any such entry upon the Properties and inspection or examination was undertaken, but in no event later than ten (10) calendar days after such damage occurs.

(c) Purchaser may not communicate or conduct interviews with any employee, lender, partner or joint venturer of any Seller Person or any Tenant without the prior written consent of the Seller Parties. Notwithstanding the foregoing, Purchaser may communicate with those employees or representatives that are designated by the Seller Parties, but such communication shall be solely for the purpose of performing the Due Diligence contemplated herein.

2.2 Due Diligence Period; Purchaser’s Right to Drop Properties.

(a) For the period ending at the earlier of (i) the Initial Closing or (ii) 4:00 p.m. (Eastern Time) twenty-one (21) days following the date hereof (the “Due Diligence Period”), Purchaser will have the right in Purchaser’s sole and absolute discretion, to (i) cancel this Agreement in its entirety for any reason whatsoever by giving the Seller Parties and Escrow Agent written notice of cancellation prior to the expiration of the Due Diligence Period, whereupon this Agreement shall terminate in accordance with Section 10.2 and the Deposit less the Transaction Cancellation Fee shall be returned to Purchaser or (ii) identify up to twenty (20) Properties (the “Dropped Properties”) which Purchaser does not elect to be included in the Transaction by giving the Seller Parties irrevocable written notice of the Dropped Properties prior to the expiration of the Due Diligence Period. Failure by Purchaser to notify the Seller Parties and the Escrow Agent, in the case of clause (i), in writing of Purchaser’s election to cancel this Agreement or to identify the Dropped Properties, as applicable, prior to the expiration of the Due Diligence Period shall be deemed an irrevocable waiver by Purchaser of its rights under this Section 2.2(a).

(b) Upon Purchaser’s irrevocable written notice to the Seller Parties of any Dropped Properties in accordance with Section 2.2(a), this Agreement (including Exhibit C) will be deemed amended, without any further action on the part of any Party, with respect to each Dropped Property as follows:

(i) the definition of Properties will not include such Dropped Properties;

(ii) except as otherwise provided in Section 11.2, the Seller Parties will not have any obligations with respect to the Dropped Properties, nor will any covenant, representation or warranty be deemed made with respect to the Dropped Properties and Purchaser will not have any rights or obligations under this Agreement with respect to the Dropped Properties; and

(iii) the Unadjusted Purchase Price will be reduced by the Adjustment Amount (without giving effect to any Price Adjustment or Proration Items) of the Dropped Properties.

2.3 Due Diligence Indemnity Purchaser shall keep the Properties free from and clear of all Liens and defend, indemnify, and hold harmless the Seller Persons and their Affiliates from and against all claims, Actions, losses, liabilities, damages, costs and expenses, whether arising out of injury or death to persons or damage to any real or personal property, including any property of Tenants or otherwise and including reasonable attorneys’ fees and costs, incurred, suffered by, or claimed against any Seller Person or any of their Affiliates to the extent caused by (i) the entry by Purchaser or any Purchaser Representative upon the Properties and any Due Diligence activities, including the costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees and costs, arising out of or in connection with the Due Diligence; and (ii) any breach of Section 2.1 by either Purchaser or any Purchaser Representative or any of their respective partners, directors, officers, agents, members, shareholders, attorneys or representatives. The provisions of this Section 2.3 shall survive the Closing or any termination of this Agreement, and shall not be subject to any limitation of liability set forth herein.

2.4 Title Matters

(a) Title Commitments and Surveys. Prior to the execution and delivery of this Agreement, each of the Seller Parties has made available to Purchaser or its counsel, copies of: (i) the most recent title insurance policy, commitment, or pro forma, whether owner’s or lender’s, if any, relating to any of the Properties in such Seller Party’s possession (each, an “Existing Policy” and collectively, the “Existing Policies”), and (ii) the most recent survey, if any, relating to any of the Properties in such Seller Party’s possession (each, an “Existing Survey” and collectively, the “Existing Surveys”). Prior to execution of this Agreement, the Seller Parties ordered current title commitments for each of the Properties from First American Title Insurance Company (the “Title Company”) and the Seller Parties shall use Commercially Reasonable Efforts to cause the Title Company to deliver such title commitments, together with the recorded documents referenced in schedule B to each such title commitment (collectively, the “Title Commitments”), to Purchaser’s counsel no later than May 31, 2013; provided, however, Purchaser acknowledges that certain of the Title Commitments for the Properties, not to exceed one hundred (100) Properties, may be delivered following May 31, 2013, in which event the Seller Parties shall continue to use Commercially Reasonable Efforts to cause the Title Company to deliver such Title Commitments to Purchaser’s counsel no later than June 7, 2013. In the event of a Deferred Transaction, the Seller Parties shall, at Purchaser’s request, order updates or bringdowns of the Title Commitments for each of the Deferred Properties from the Title Company and the Seller Parties shall use Commercially Reasonable Efforts to cause the Title Company to deliver such updates or bringdowns (collectively, the “Title Commitment Updates”), to Purchaser’s counsel no later than five (5) Business Days prior to the Deferred Closing. Purchaser shall reimburse the Seller Parties for all out-of-pocket expenses incurred in connection with the foregoing.

(b) Purchaser’s Objections.

(i) On or before the later of (A) the expiration of the Due Diligence Period and (B) five (5) Business Days after the date upon which Purchaser has received a Title Commitment (the “Initial Objection Date”), Purchaser’s counsel shall notify the Seller Parties’ counsel in writing of any matters shown on the applicable Title Commitment, the Existing Policies or the Existing Surveys that Purchaser believes constitute Material Title Exceptions and/or Mandatory Removal Exceptions. With respect to any matter affecting title first appearing in any update to any Title Commitment or to any Existing Survey, which update is first received by Purchaser’s counsel five (5) Business Days prior to or on or after the Initial Objection Date, Purchaser’s counsel shall notify Seller Parties’ counsel of any such matter that Purchaser believes constitutes Material Title Exceptions and/or Mandatory Removal Exceptions within five (5) Business Days after receipt of such update (such date, the Initial Objection Date and Deferred Objection Date (as defined below) are sometimes referred to herein as the “Objection Date”). Notwithstanding anything herein to the contrary, any objection notice given by Purchaser pursuant to this Section 2.4(b)(i) with respect to any Property owned by a Purchased Entity acquired by Purchaser at the Initial Closing or any Deferred Property, subject to the rights of Purchaser (A) pursuant to the last sentence of this Section 2.4(b)(i) and (B) with respect to Title Commitment Updates contained in Section 2.4(b)(ii), shall be given prior to the Initial Closing Date. If Purchaser fails to give an objection notice pursuant to this Section 2.4(b)(i) with respect to any matter shown in any Title Commitment (or any update thereto), Existing Policy, or Existing Survey (or update thereto) on or before the applicable Objection Date, Purchaser shall be deemed to have irrevocably waived its right to object to such matter as a Material Title Exception or Mandatory Removal Exception, provided, that if the Objection Date with respect to any Title Commitment (or any update thereto), Existing Policy, or Existing Survey (or update thereto) occurs after the date of the Initial Closing Date, no such waiver will be deemed to have occurred until the 12:00 a.m. (Eastern Time) on the day immediately following such Objection Date.

(ii) In the event of a Deferred Transaction, within five (5) Business Days after receipt of the Title Commitment Updates (the “Deferred Objection Date”), Purchaser’s counsel shall notify the Seller Parties’ counsel of any matters shown on the applicable Title Commitment Update which were not listed on the applicable Title Commitment, Existing Policies or Existing Surveys received by Purchaser prior to the Initial Objection Date, that Purchaser believes constitute Material Title Exceptions and/or Mandatory Removal Exceptions. It is acknowledged and agreed that Purchaser’s right to notify the Seller Parties under this Section 2.4(b)(ii) shall be limited solely to matters which were not shown on such Title Commitments, Existing Policies or Existing Surveys. Purchaser’s rights with respect to any matters which were shown on the Title Commitments, Existing Policies or Existing Surveys are governed by Section 2.4(b)(i). Notwithstanding anything herein to the contrary, any objection notice given by Purchaser pursuant to this Section 2.4(b)(ii), subject to the rights of Purchaser pursuant to the last sentence of this Section 2.4(b)(ii), shall be given prior to the Deferred Closing Date. If Purchaser fails to give an objection notice pursuant to this Section 2.4(b)(ii) with respect to any matter shown in any Title Commitment Update on or before the applicable Objection Date, Purchaser shall be deemed to have irrevocably waived its right to object to such matter as a Material Title Exception or Mandatory Removal Exception provided, that if the Deferred Objection Date with respect to any Title Commitment Update occurs after the date of the Deferred Closing Date, no such waiver will be deemed to have occurred until the 12:00 a.m. (Eastern Time) on the day immediately following such Deferred Objection Date.

(iii) Any title matters disclosed in the Title Commitments (or any update thereto), the Existing Policies, the Existing Surveys (or any update thereto) or the Title Commitment Updates that (x) are raised by Purchaser on or before the applicable Objection Date, (y) materially impair the use or value of a Property as a restaurant or the operation of the business conducted thereon by the applicable Purchased Entity in any material manner and (z) are not Permitted Encumbrances or Mandatory Removal Exceptions, shall be referred to collectively as “Material Title Exceptions.” Without limiting the generality of the foregoing, the Parties agree that (A) the items set forth on Schedule 3.13(c) and (B) option agreements, rights of first offer, rights of first refusal, or the equivalent with respect to a Property or a portion thereof (1) where the beneficiary of such option or right is obligated to exercise such option or right at a fair market value of the Property or (2) which are contained in the Leases, which were made available to Purchaser in the Data-Room, shall not be deemed to be Material Title Exceptions.

(c) Seller Parties’ Cooperation. Except as contemplated by Sections 2.4(b)(i) and (ii), Purchaser shall not be entitled to raise any title or survey objections after the Initial Closing or the applicable Objection Date, subject to the right of the Purchaser Indemnified Parties to seek indemnification from the Seller Parties pursuant to Section 11.2 hereof, as and to the extent they are so entitled under the terms of such Sections. The Seller Parties agree to reasonably cooperate with Purchaser in connection with, and shall provide to the Title Company, such customary affidavits, certifications and information as the Title Company may reasonably require for the purposes of obtaining new title policies for Properties or endorsements to the Existing Policies, including, without limitation, such affidavits, certifications and indemnities as may be required by the Title Company in order to issue so-called “non-imputation” endorsements (where such endorsements are available), if Purchaser should elect to obtain new title policies or endorsements; provided, however, that any such new title policies or endorsements to Existing Policies, including satisfaction of any and all requirements to obtain the same (other than delivery of such customary affidavits, certification and indemnities as may reasonably be required by the Title Company, including in order to issue so-called “non-imputation” endorsements), shall be at Purchaser’s sole cost and expense (other than the costs and expenses of any endorsement or affirmative coverage arranged by the Seller Parties to cure a Material Title Exception or Mandatory Removal Exception in accordance with Section 2.4(g)) and the obtaining thereof shall in no way be deemed a condition to Purchaser’s obligations to effect and close the Transactions.

(d) Permitted Encumbrances. As to each Property, the following items shall be deemed acceptable to Purchaser and all such items shall constitute “Permitted Encumbrances” hereunder to which Purchaser may not object:

(i) all unpaid personal property, real estate and excise Taxes, and all water, sewer, utility, trash and other similar charges, in each case that are (A) not yet due and payable and delinquent as of the Closing Date but are or may become or give rise to a Lien on all or any portion of such Property, or (B) being contested in good faith by the owner of such Property and have been paid (it being understood that such items may be subject to apportionment or adjustment at the Closing as provided herein);

(ii) the rights of the Tenants pursuant to Leases, other than any Ground Leases, now in effect or which may be in effect on the Closing Date;

(iii) the terms and conditions of the Ground Leases;

(iv) except for any Mandatory Removal Exception, any Lien or other matter identified to Purchaser in any Title Commitment (or update thereto), Existing Policy or Existing Survey (or update thereto) prior to the Closing pursuant to this Section 2.4 and not objected to by Purchaser in writing within the time allowed in this Section 2.4 or otherwise waived by Purchaser as provided in this Section 2.4;

(v) all easements, rights of way, non-monetary encumbrances, covenants, conditions, restrictions, obligations and liabilities that appear of record (other than Mandatory Removal Exceptions), provided that no such matter materially impairs the use or value of a Property as a restaurant or the operation of the business conducted thereon by the applicable Purchased Entity in any material manner;

(vi) all matters that an accurate survey of the Property or a physical inspection of the Property would disclose, provided that no such matter materially impairs the use or value of a Property as a restaurant or the operation of the business conducted thereon by the applicable Purchased Entity in any material manner;

(vii) all matters created or caused by or on behalf of, or with the written consent of, Purchaser, any Purchaser Affiliate, or any Purchaser Representative;

(viii) all Laws, including all environmental, building and zoning restrictions affecting such Property or the ownership, use or operation thereof adopted by any Governmental Entity having jurisdiction over such Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect after the date hereof with respect to such Property, except to the extent that the Property is not in material compliance with any Laws relating to zoning; the Parties hereby acknowledge and agree that the failure of any Property to have any required certificate of occupancy or other permit or license (other than on account of a failure of such Property to be in material compliance with a Law relating to zoning) shall not be treated as a title or survey matter and shall be deemed to be a Permitted Encumbrance;

(ix) any Liens of mechanics, materialmen, contractors, consultants, or other workmen or suppliers for labor and/or material provided to or for the benefit of the Property for or on behalf of any Tenant, to the extent such Liens encumber such Tenant’s leasehold interest only, are fully reimbursable by a Tenant, or are Liens for which a Tenant has an obligation to indemnify under a Lease (each, a “Tenant Lien”);

(x) Liens securing obligations for which a credit in an amount sufficient to cause such Lien to be removed or endorsed over, together with the fees associated with such removal or endorsement, will be given to Purchaser at the Closing or that are reflected on the Price Adjustment calculation, provided that the Title Company agrees to insure title without exception therefor; and

(xi) all other documents and matters listed or referred to on Schedules 3.5(a) and 3.20.

(e) Resolution of Material Title Exceptions. Upon receipt of the notice described in Section 2.4(b), the Seller Parties shall have the right to elect, by the Closing Date (or in the case of an election under clause (i) of this sentence, no later than five (5) Business Days prior to the Closing Date) with respect to the affected Property or such other date as expressly provided herein, by written notice to Purchaser separately with respect to each Property affected by any such Material Title Exceptions, to: (i) hold-back any such Property in accordance with and subject to Article VI (or if the Objection Date falls after the applicable Closing Date, repurchase such Property in accordance with the Repurchase Right); (ii) cure such Material Title Exception in accordance with Section 2.4(a); or (iii) if approved by Purchaser, which approval may be withheld, delayed or conditioned in Purchaser’s sole discretion, cause Purchaser to close subject to a mutually agreed indemnification of Purchaser for Losses incurred by Purchaser arising from the Seller Parties’ failure to cure such Material Title Exception as provided in Section 2.4(g). Provided that an election is made by the Seller Parties pursuant to the preceding sentence, the Seller Parties shall not be required and are not obligated to bring any Action or proceedings, convey or acquire any interest in real property, incur any expense or liability with respect to the removal or cure of Material Title Exceptions or take any other Action of any kind or nature to render title to any of the Properties free and clear of any title or survey exceptions, objections or encumbrances (except as provided below with respect to Mandatory Removal Exceptions), and Purchaser shall have no right of specific performance or other relief against the Seller Parties to cause any Material Title Exceptions to be satisfied or cured.

(f) Resolution of Mandatory Removal Exceptions. Notwithstanding the provisions of Section 2.4(e), but subject to the provisions of Section 2.4(g), at or prior to Closing, the Seller Parties shall cause the Purchased Entities, at the sole cost and expense of the Seller Parties, to pay in full or cause to be canceled and discharged, bonded or otherwise cause the applicable title company to insure over or otherwise cure, all as provided in Section 2.4(g): (i) all mechanics’ and contractors’ Liens which encumber any Property as of the Closing Date other than Tenant Liens, and (ii) all Liens against such Property which evidence monetary obligations of any Purchased Entity (in each case, excluding the Permitted Encumbrances). Notwithstanding anything to the contrary contained herein, the Seller Parties shall, to the extent required to be paid by the landlord under a Lease, cause to be paid in full all past due property Taxes as provided in Section 1.4(d). The Liens and encumbrances specifically referred to in this Section 2.4(f) are collectively referred to as “Mandatory Removal Exceptions.”

(g) Curing Title Matters. Notwithstanding anything herein to the contrary and except as contemplated by Section 2.4(g)(iv), the Seller Parties shall be deemed to have removed, satisfied or cured a Material Title Exception or Mandatory Removal Exception if, in the applicable Seller Party’s sole and absolute discretion and at the Seller Parties (or the applicable Purchased Entity’s) sole cost and expense, the Seller Parties, jointly and severally, shall either: (i) take such Actions as are necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such Material Title Exception or Mandatory Removal Exception; (ii) cause any applicable title company to remove such Material Title Exception or Mandatory Removal Exception as an exception to title in any new Title Commitment or policy issued at Closing or such other date as expressly provided herein or, with respect only to an owner’s title insurance policy (it being agreed that affirmative coverage shall not be an adequate cure with respect to any lenders’ title insurance policy) agree to affirmatively insure against the same, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; (iii) deliver (A) the Seller Parties (or the applicable Purchased Entity’s) own funds (or direct that a portion of the Estimated Initial Purchase Price or Estimated Deferred Purchase Price, as applicable, be delivered), in an amount needed to fully discharge any such Material Title Exception or Mandatory Removal Exception, to the Title Company with instructions for the Title Company to apply such funds to fully discharge same, and (B) if required by the Title Company, such instruments, in recordable form, as are necessary to enable the Title Company to discharge such Material Title Exception or Mandatory Removal Exception of record; or (iv) if approved by Purchaser, which approval may be withheld, delayed or conditioned in Purchaser’s sole discretion, agree to indemnify Purchaser for any Losses incurred by Purchaser arising out of such matter by entering into an amendment to this Agreement, provided with respect to this clause (iv) that the applicable Seller Party shall have first used its Commercially Reasonable Efforts to cure the matter in a manner described in clauses (i) through (iii) above. Within one hundred eighty (180) days following the later of the Closing or Purchaser’s receipt of the applicable Title Commitment, the Seller Parties shall cause to be removed of record mortgages encumbering Properties identified on such Title Commitment that relate to loans that have been satisfied at or prior to the Closing. To the extent that funds are needed to cure any Mandatory Removal Exception or Material Title Exception, the Seller Parties shall have the right to direct that any portion of the Estimated Initial Purchase Price or Estimated Deferred Purchase Price, as applicable, being paid at the Closing to be delivered to the Title Company to cure same.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedules referenced below in this Article III, subject to the terms of Section 12.14, the Seller Parties, jointly and severally, represent and warrant to Purchaser as follows:

3.1 Organization, Power and Authority of the Seller Parties. Each Seller Party is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has the requisite limited liability company or limited partnership, as applicable, power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by the Seller Parties, (ii) to perform their respective obligations hereunder and thereunder and (iii) to consummate the Transactions. The execution and delivery by the Seller Parties of this Agreement and all documents contemplated hereunder to be executed and delivered by each Seller Party and the consummation of the Transactions have been duly authorized by all necessary limited liability company or limited partnership action, and no other limited liability or limited partnership proceedings on the part of each Seller Party or its members or partners are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by the Seller Parties, when executed and delivered will have been, duly executed and delivered by each Seller Party and shall constitute the valid and binding obligation of the Seller Parties, enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

3.2 Purchased Interests. Each Seller Party has record and beneficial ownership of, and shall convey to Purchaser at Closing, beneficial and legal title to the Purchased Interests free and clear of all Liens (other than restrictions under federal and state securities laws), in each case, as set forth opposite such Seller Party’s name on Exhibit B. The Purchased Interests constitute all of the issued and outstanding equity interests in each Purchased Entity.

3.3 Noncontravention; Consents.

(a) Except as set forth in Schedule 3.3(a) and assuming receipt of the consents described in Schedule 3.3(b), the execution and delivery by each Seller Party of this Agreement and all documents contemplated hereunder to be executed and delivered by the Seller Parties do not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by the Seller Parties with the provisions hereof and thereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, any material contractual obligation (including any right of any third party to purchase or be offered the opportunity to purchase any Property as a condition to the Transactions), or to a material loss of a benefit under, or result in the creation of any Lien upon the Purchased Interests, any Property or any other asset of a Purchased Entity under: (i) the Organizational Documents of any Seller Party, any Purchased Entity or any Affiliate thereof, (ii) any Contract to which a Seller Party is a party or by which its properties or assets are bound, (iii) any Material Contract, Lease or Ground Lease to which a Purchased Entity is a party or by which the Properties are bound, or (iv) any judgment, order, decree, statute, law, including the common law, ordinance, rule or regulation (collectively, “Laws”) applicable to any Seller Party or Purchased Entity or its Properties, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, terminations, cancellations, accelerations, material losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) In connection with the execution and delivery of this Agreement, the Restructuring and the other Transactions contemplated by this Agreement, as applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or other Person, is required (i) under any of the terms, conditions or provisions of any Law applicable to any Seller Party or Purchased Entity, or (ii) except for such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.3(b) or (B) which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Capitalization and Subsidiaries. Exhibit B sets forth the issued and outstanding Interests of each Purchased Entity. Except as set forth on Schedule 3.4, the Purchased Interests are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive (or similar rights), and the Purchased Interests are owned by the Seller Parties free and clear of any options, right of first refusal, right of first offer, limitations on the Seller Parties’ voting, distribution, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever, other than (a) restrictions on transfer in the Securitized Debt Indenture relating solely to the Deferred Assets and (b) customary special purpose entity covenants contained in a Purchased Entity’s Organizational Documents. No Purchased Entity owns any equity securities of any entity or has any equity or other ownership interest in any entity, business or Person. The Purchased Entities have made available to Purchaser true, correct and complete copies of the Organizational Documents of the Purchased Entities. There are no (i) securities convertible into or exchangeable for the equity interests or other securities of any Purchased Entity; (ii) options, warrants or other rights to purchase or subscribe to equity interests or other securities of any Purchased Entity or securities which are convertible into or exchangeable for equity interests or other securities of any Purchased Entity; or (iii) equity equivalents, interests in the ownership of, or similar rights in the Purchased Entities. There are no outstanding contractual obligations of any Purchased Entity to repurchase, redeem, exchange or otherwise acquire any Interests in a Purchased Entity. None of any Seller Party or any Purchased Entity is a party to any members’ agreement (or the equivalent), voting trust agreement or registration rights agreement relating to any Interests in a Purchased Entity or any other Contract relating to disposition, voting or distributions with respect to any Interests in a Purchased Entity.

3.5 Ownership of Properties.

(a) Each Purchased Entity owns the Properties set forth opposite its name on Exhibit C, subject only to Permitted Encumbrances. The Seller Parties have made available to Purchaser copies that, to the Knowledge of the Seller Parties, are true, correct and complete in all material respects of all Existing Policies and Existing Surveys in the Seller Parties possession as of the date hereof. There are no pending Bankruptcy proceedings involving any Purchased Entity in which such Purchased Entity is a debtor. Except as set forth on Schedule 3.5(a), there are no Properties under development or construction projects for which the related Purchased Entity has any obligation to pay for or reimburse the Tenant in accordance with the Lease.

(b) Schedule 3.5(b) sets forth all ground leases (“Ground Leases”) and the Properties subject thereto, pursuant to which a Purchased Entity is a tenant. True and correct copies of the Ground Leases (together with all amendments thereto) have been made available to Purchaser in the Data-Room. The Ground Leases are valid, legal and binding obligations of the Purchased Entity thereto and are enforceable in accordance with their respective terms against such Purchased Entity and, to the Knowledge of the Seller Parties, the other parties thereto. During the twenty-four (24) month period prior to the date hereof, no Purchased Entity has delivered or received any written notice of default or termination under any Ground Lease that remains uncured, and, to the Knowledge of the Seller Parties, no event has occurred which, with notice or lapse of time or both, would constitute a material default under any Ground Lease. No purchase option or extension option has been exercised under any Ground Lease, other than such options whose exercise has been evidenced by a written documents a copy of which have been made available in the Data-Room.

(c) Immediately prior to the Closing, after giving effect to the Restructuring, the Purchased Entities will not be party to any management, license or other agreement for the management of operations conducted at any Property.

3.6 Absence of Material Adverse Change. Except as set forth in Schedule 3.6, and for matters arising out of or relating to this Agreement and the Transactions, since May 31, 2012, (i) the Purchased Entities have conducted their business in the ordinary course consistent with past practice, and (ii) there has not been any change, event or occurrence which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7 Litigation. Except (i) for litigation covered by insurance, (ii) as set forth in Schedule 3.7, and (iii) for routine litigation arising in connection with the ordinary course of business of the Purchased Entities, which, in the case of this clause (iii), does not involve a claim of damages in excess of $250,000 and in the aggregate with respect to all Purchased Entities do not involve claims of damages in excess of $5,000,000, there is no ongoing or pending Action and to the Knowledge of the Seller Parties, no such Action has been threatened in writing against the Purchased Entities or any Property.

3.8 Data Tape. The Seller Parties have furnished or made available to Purchaser a data tape, in Microsoft Excel format, titled “Data Tape – Project Rock 5 28 13” as made available to Purchaser in the Data Room on May 30, 2013, which provides certain information with respect to the Properties, Leases and Ground Leases (the “Data Tape”). The Portfolio Information set forth on the Data Tape has been completed and was calculated with respect to each Property and such Portfolio Information is true and correct in all material respects as of the date it was made available to Purchaser. The Data Tape was prepared in good faith by the Seller Parties in accordance with the books and records of the Purchased Entities.

3.9 Tax Matters.

(a) Taxes; Tax Returns. For periods commencing on or after January 1, 2008, except as set forth on Schedule 3.9(a): (i) all material Tax Returns required to be filed by or on behalf of any Purchased Entity have been timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes (shown as due on such Tax Returns or otherwise) due and payable by any Purchased Entity have been timely paid; (iv) there are no pending or, to the Knowledge of the Seller Parties, threatened actions or proceedings for the assessment or collection of material Taxes against any Purchased Entity; (v) there are no Liens for any material Taxes on any assets of any Purchased Entity other than liens for Taxes not yet due or payable or which a Seller Party or a Tenant is contesting in good faith through appropriate proceedings, as set forth on Schedule 3.9(a); (vi) to the Knowledge of the Seller Parties, no claim has been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by or on behalf of any of the Purchased Entities that any such Purchased Entity is or may be subject to taxation by that jurisdiction; (vii) no Purchased Entity is a party to a Tax allocation or sharing agreement or similar agreement; (viii) no Purchased Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and (ix) all material Taxes required to be withheld, collected or deposited by any of the Purchased Entities, have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority. For purposes hereof, “Tax” or “Taxes” means any and all federal, state or local income, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated, including any interest, penalty, or addition thereto, whether disputed or not and “Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a Tax Authority.

(b) Extension of Statute of Limitations; Rulings. With respect to periods commencing on or after January 1, 2008, except as set forth on Schedule 3.9(b), (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Purchased Entities may be subject; and (ii) no Purchased Entity or Seller Party has made any written requests for rulings that are currently outstanding that could affect the Taxes of any Purchased Entity. To the Knowledge of the Seller Parties, with respect to periods commencing before January 1, 2008, except as set forth on Schedule 3.9(b), (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Purchased Entities may be subject; and (ii) no Purchased Entity or Seller Party has made any written requests for rulings that are currently outstanding that could affect the Taxes of any Purchased Entity.

(c) Foreign Person. No Seller Party is a foreign person within the meaning of Section 1445(f) of the Code.

(d) Status. Each Purchased Entity is and has been properly classified for U.S. federal and Delaware state income Tax purposes as a disregarded entity at all times since January 1, 2009, or if a Purchased Entity was formed after January 1, 2009, since its formation.

(e) Certain Taxes. To the Knowledge of the Seller Parties, (i) for periods beginning prior to January 1, 2008, all material Taxes due and payable by any Purchased Entity have been paid in full and (ii) no Purchased Entity has had any employees with respect to which payroll, employment, social security, unemployment or disability taxes have been payable.

(f) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made by the Seller Parties in this Section 3.9 are the sole and exclusive representations and warranties made by the Seller Parties regarding Tax matters, including with respect to Tax Returns.

3.10 No Employees; No Benefit Plans. No Purchased Entity (or any predecessor) has or has ever had any employees or any other service provider. No Purchased Entity (or any predecessor) sponsors, maintains, contributes to or has any obligation to contribute to, or has sponsored, maintained, contributed to or had any obligation to contribute to or has had any liability (contingent or otherwise) with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA or any “multiemployer plan,” as defined in Section 3(37) of ERISA.

3.11 No Condemnation. As of the date hereof, except as set forth on Schedule 3.11, (a) there are no pending or, to the Knowledge of the Seller Parties, threatened condemnation, expropriation, requisition or similar proceedings against any Property or any portion thereof that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) no Seller Party or, to the Knowledge of the Seller Parties, Purchased Entity has received written notice that any such proceeding is contemplated.

3.12 Environmental Matters. To the Knowledge of the Seller Parties, the Seller Parties have made available to Purchaser all environmental studies, investigations, reports, audits, assessments, licenses, permits and agreements within the Seller Parties’ or Purchased Entities possession or control relating to each of the Properties’ compliance or noncompliance with Environmental Laws (collectively, “Existing Environmental Reports”). Except as set forth in the Existing Environmental Reports or as set forth on Schedule 3.12, through the date hereof, no Purchased Entity or Seller Party, within fifty-four (54) months prior to the date hereof, has made any report or disclosure to any Governmental Entity relating to a release or threatened release of Hazardous Materials to or from any Property, and to the Knowledge of the Seller Parties, no such release has occurred, in each case, except to the extent such matters would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the related Property. Notwithstanding any other provision of this Agreement, this Section 3.12 sets forth the Seller Parties’ sole and exclusive representations and warranties with respect to Hazardous Materials or any matters arising under, related to or regulated pursuant to any Environmental Law or any Action related thereto, the Purchased Entities’ and the Seller Parties’ compliance with or liabilities under Environmental Laws, and other environmental matters.

3.13 Leases.

(a) Each Lease is a valid and subsisting lease with respect to the Property to which it relates. Except as set forth on Schedule 3.13(a)(i), no Purchased Entity is in material breach or default under any Lease and, to the Knowledge of the Seller Parties, no event of default by any other party to a Lease has occurred that has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the related Property. Each Lease is valid, binding and in full force and effect against the applicable Purchased Entity and, to the Knowledge of the Seller Parties, against each of the other parties thereto. Except as set forth on Schedule 3.13(a)(ii), true, complete and correct copies of all Leases, any amendments thereto and any currently effective forbearance agreements (or their equivalent) with respect thereto have been made available to Purchaser in the Data-Room. Schedule 3.13(a)(iii) sets forth any and all material exceptions to Tenants’ Triple Net Obligations under the Leases.

(b) No leasing commission remains payable by any Purchased Entity in respect of any Lease (or renewal thereof) or any expansion option under such Lease that has been exercised.

(c) Except as set forth on Schedule 3.13(c), there are no unexpired option agreements, rights of first offer, right of first refusal, or the equivalent with respect to the Purchased Entities or a Property or any portion thereof other than those (i) where the beneficiary of such option or right is obligated to exercise such option or right at a fair market value of the Property, (ii) contained in the Leases or (iii) which are disclosed in real estate public records.

3.14 Material Contracts.

(a) Schedule 3.14(a) contains a true and complete list of all of the following Contracts (other than Affiliate Contracts) (collectively, the “Material Contracts”) to which any Purchased Entity is a party or by which any Property is bound:

(i) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the Purchased Interests;

(ii) all Contracts relating to construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (1) in each case requiring aggregate payments by any Purchased Entity in excess of $250,000 during their remaining term following the Closing Date, and (2) requiring aggregate payments by all Purchased Entities in excess of $2,000,000;

(iii) all Contracts involving Indebtedness of any Purchased Entity;

(iv) any management, service, consulting, financial advisory or any other similar type of Contract and any Contracts with any investment or commercial bank;

(v) all Contracts limiting in any material respect the ability of any Purchased Entity to compete in the line of business of such Purchased Entity as currently conducted;

(vi) all Contracts involving the future disposition or acquisition of assets or any Property (or any interest therein), or any merger, consolidation or similar business combination transaction;

(vii) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Organizational Documents;

(viii) all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, (1) in each case providing for aggregate payments under each such Contract by any Purchased Entity in excess of $250,000 during their remaining term following the Closing Date, and (2) involving aggregate payments under such Contract by all Purchased Entities in excess of $2,000,000, other than any such Contracts concerning the routine collection of debts owed to a Purchased Entity entered into in the ordinary course of business;

(ix) all guarantees of third party obligations by any Purchased Entity;

(x) all Contracts (including any leases and subleases to which any Purchased Entity is party as lessor or tenant outside of the ordinary course of business) not disclosed pursuant to any Schedule, involving payments or obligations for the remaining term of each such Contract from and after the Closing in excess of $100,000 by any Purchased Entity and $1,000,000 in the aggregate by all Purchased Entities;

(xi) any Contract under which Indebtedness is outstanding or may be incurred or pursuant to which any Property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens, in each case, with or by any Purchased Entity;

(xii) any Contract pursuant to which any Purchased Entity has continuing indemnification obligations with respect to the Properties;

(xiii) any Contract under which any Purchased Entity agreed to provide a monetary loan to any Person;

(xiv) any listing, brokerage or similar agreement requiring payments on the sale, lease or exercise of renewal or expansion option set forth in a Lease of any Property or in connection with the entry into any franchise or similar agreement.

Notwithstanding anything above in (i) through (x), “Material Contracts” shall not include any Contract that (1) is a Lease or Ground Lease, (2) is terminable upon 30-days’ (or less) notice without penalty or premium, (3) will be fully satisfied at or prior to the Closing, or (4) will be terminated in connection with the Closing or Restructuring.

(b) Each Material Contract to which any Purchased Entity is a party constitutes a legal, valid and binding obligation of such Purchased Entity. No Purchased Entity and, to the Knowledge of the Seller Parties, no third party, is in material violation, breach of, or default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material violation, breach of, or default under any such Material Contract by such Purchased Entity or, to the Knowledge of the Seller Parties, such third party.

(c) The Seller Parties have made available to Purchaser copies that are true and complete in all material respects (or if none exist, reasonably accurate written descriptions) of each Material Contract, together with all amendments and supplements thereto.

3.15 Indebtedness. Immediately prior to each Closing, after giving effect to the Restructuring there will be no outstanding Indebtedness of the Purchased Entities to be Transferred at such Closing.

3.16 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than Bank of America Merrill Lynch, the fees and expenses of which will be paid by the Seller Parties, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties or the Purchased Entities.

3.17 Insurance Schedule 3.17. sets forth a complete and correct list of all insurance policies maintained, owned or held by the Purchased Entities relating to the Properties or for which any of the Purchased Entities are obligated to pay all or a part of the premiums, true and complete copies of which have been made available to Purchaser prior to the date hereof. With respect to each such insurance policy, (a) to the Knowledge of the Seller Parties, the policy is legal, valid, binding and enforceable in accordance with its terms and all premiums due and payable thereon have been paid, and, except for policies that have expired under their terms in the ordinary course or for which the Purchased Entities (or the Seller Parties or a Seller Party Affiliate, if applicable) obtained a replacement policy covering the Purchased Entities that provides substantially equivalent coverage to the Purchased Entities, is in full force and effect; (b) the Purchased Entities are not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of the Seller Parties, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (c) no notice of cancellation or termination has been received.

3.18 Certain Payments. During the past five (5) years, no Purchased Entity has made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any person, private or public, regardless of form, whether in money, property or services, that would constitute a violation of any Law (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions, in each case for or in respect of Purchased Entities, including the Foreign Corrupt Practices Act of 1977, as amended.

3.19 Compliance with Laws. Except as set forth in Schedule 3.19, to the Knowledge of the Seller Parties, each of the Purchased Entities and its Properties has complied in all respects and is in compliance in all respects with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the related Property.

3.20 Affiliate Transactions. After giving effect to the Restructuring or as set forth in Schedule 3.20 or the Organizational Documents, (a) there are no Contracts, Leases, Ground Leases, liabilities, obligations or other existing arrangements between a Purchased Entity, on the one hand, and either (i) any Seller Party, or (ii) any Affiliate of any Seller Party, on the other hand (each, an “Affiliate Contract”) and (b) no Purchased Entity or any officer or director of any Purchased Entity possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of any Purchased Entity.

3.21 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE PURCHASED ENTITIES (INCLUDING THE PROPERTIES) AND PURCHASED INTERESTS ARE BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN THE CONDITION AS OF SUCH CLOSING WITH “ALL FAULTS” AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND DOCUMENTS DELIVERED TO PURCHASER OR ITS REPRESENTATIVES PURSUANT HERETO (AS MODIFIED BY THE DISCLOSURE SCHEDULES) NO SELLER PARTY NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY ANY SELLER PARTY OR ANY AFFILIATES THEREOF TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER PARTIES, ANY AFFILIATE OF A SELLER PARTY, THE PURCHASED ENTITIES, THE PURCHASED INTERESTS, THE PROPERTIES OR THE TRANSACTIONS, AND THE SELLER PARTIES HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY A SELLER PARTY, ANY AFFILIATE OF A SELLER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS, REPRESENTATIVES OR ANY OTHER PERSON AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE SELLER PARTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND DOCUMENTS DELIVERED TO PURCHASER OR ITS REPRESENTATIVES PURSUANT HERETO (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE SELLER PARTIES HEREBY DISCLAIM ANY AND ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, DATA, PROJECTION, FORECAST, ESTIMATE, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR OTHER INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, DATA, PROJECTION, FORECAST, ESTIMATE, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR OTHER INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, ADVISOR OR REPRESENTATIVE OF ANY SELLER PARTY OR ANY AFFILIATE OF A SELLER PARTY, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC OR PHYSICAL DATA ROOMS IN CONNECTION WITH THE TRANSACTIONS). NO SELLER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF ANY OF THE PURCHASED ENTITIES, THE PURCHASED INTERESTS OR THE PROPERTIES. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SECTION OF THE DISCLOSURE SCHEDULES SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Disclosure Schedules delivered by Purchaser to the Seller Parties and dated of even date herewith, Purchaser represents and warrants to the Seller Parties as follows:

4.1 Organization, Power and Authority of Purchaser. Purchaser is a limited partnership, duly formed and validly existing under the Laws of the State of Delaware, and has the requisite limited partnership power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser has the requisite limited partnership power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by it, (ii) to perform its obligations hereunder and thereunder, and (iii) to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be executed and delivered by Purchaser and the consummation by it of the Transactions have been duly authorized by all necessary limited partnership action, and no other limited partnership proceedings on the part of Purchaser or its partners are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by Purchaser, when executed and delivered, will have been, duly executed and delivered by Purchaser and shall constitute the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

4.2 Noncontravention; Consents.

(a) The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be executed and delivered by Purchaser does not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by Purchaser with the provisions hereof and thereof will not, conflict with, or result in any violation of, or result in the creation of any Lien upon any of Purchaser’s assets under: (i) the Organizational Documents of Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement or instrument applicable to Purchaser, or (iii) any Laws applicable to Purchaser, other than, in the case of clause (ii) or (iii), any such conflicts, violations or Liens that individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required under (i) any of the terms, conditions or provisions of any Law applicable to Purchaser or by which its properties or assets may be bound, or (ii) any Contract to which Purchaser is a party or by which any of them or any of its assets or properties may be bound, in connection with the execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder or the consummation by Purchaser of the Transactions, except for such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Purchaser Material Adverse Effect.

4.3 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than RCS Capital Corp. is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

4.4 Litigation. There is no Action pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser that, individually or in the aggregate, if decided adversely to Purchaser, would have a Purchaser Material Adverse Effect.

4.5 Funding. Purchaser has, and will have as of the Closing (i) sufficient cash on hand (after taking into account availability and capacity under the Purchaser’s existing credit facilities) to pay the Unadjusted Purchase Price and all related fees and expenses in connection with the Transaction, (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

4.6 Investment Representation. Purchaser is purchasing the Purchased Interests for its own account and not with a view to the sale or distribution thereof (within the meaning of the securities laws). Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933.

4.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing arrangements entered into in connection therewith) and assuming (a) the accuracy of the representations under Article III and (b) satisfaction of the conditions set forth in Sections 9.2 and 9.4, and if applicable 9.7, the Purchased Entities, taken as a whole, shall be Solvent. Purchaser is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchased Entities. For purposes of this Agreement, “Solvent,” when used with respect to the Purchased Entities, means that, as of any date of determination (i) the Present Fair Salable Value of their assets will, as of such date, exceed the probable amount of their debts as of such date, (ii) the Purchased Entities will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged and (iii) the Purchased Entities will be able to pay their debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent,” (a) “debt” means liability on a “claim”; and (b) “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Purchased Entities (including goodwill) are sold as an entirety with reasonable promptness in an arms length transaction under present conditions for the sale of comparable business enterprises.

4.8 No Other Representation and Warranties; No Reliance; Purchaser Investigation.

(a) Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and documents delivered to Purchaser or its Representatives pursuant hereto, the Seller Parties make no promise, representation or warranty, express or implied, relating to the Purchased Entities, themselves, or any of their respective business, operations, assets, Liabilities, conditions or prospects or the Transactions, including with respect to merchantability, fitness for any particular purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documents, forecasts, projections, statements or other information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, Purchaser acknowledges and agrees that Purchaser has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in this Agreement and documents delivered to Purchaser or its Representatives pursuant hereto.

(b) Purchaser acknowledges and agrees that (i) the Seller Parties have made available to Purchaser, for the purposes of due diligence, material documents, forecasts or other information relating to the Purchased Entities and the Transactions, (ii) except for the representations and warranties expressly set forth in this Agreement and documents delivered to Purchaser or its Representatives pursuant hereto, Purchaser is not relying on any representations or warranties of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, from the Seller Parties as to any matter concerning the Purchased Entities or any other matter or thing whatsoever, and (iii) Purchaser has made its own independent inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the nature and condition of the Properties, Purchased Interests, Purchased Entities and the Transactions and, in making its determination to proceed with the Transactions, Purchaser has relied solely on the results of its own independent investigation.

Article V

COVENANTS

5.1 Conduct of the Business Pending Transfer. Prior to the Closing Date on which the applicable Purchased Interests are Transferred to Purchaser or the earlier termination of this Agreement, except as (i) set forth on Schedule 5.1, (ii) contemplated by the Restructuring, (iii) otherwise permitted or required by, or necessary to perform the Seller Parties’ obligations under and without breach of, this Agreement, or (iv) consented to in writing by Purchaser (and not any third party representative of Purchaser), which consent may be withheld, delayed or conditioned in Purchaser’s sole discretion (except as otherwise provided below), the Seller Parties will cause each of the Purchased Entities to:

(a) Operate, manage, lease and maintain the Properties in the usual, regular and ordinary course and in substantially the same manner as heretofore, subject to ordinary wear and tear and damage by fire or other casualty;

(b) Duly and timely file, in accordance with past practice, all material Tax Returns required to be filed with federal, state, local and other Tax Authorities, subject to extensions permitted by Law, and pay all material Taxes then due and payable by a Purchased Entity;

(c) Not do any of the following without the prior written consent of Purchaser, which consent may be withheld, delayed or conditioned in Purchaser’s sole discretion (except as otherwise provided below), and Purchaser shall use its Commercially Reasonable Efforts to respond to the Seller Parties regarding such consent within five (5) Business Days of any request for such consent:

(A) acquire, sell or ground lease, or enter into any option or agreement to acquire or sell or ground lease, or exercise an option or contract to acquire, sell or ground lease, any of the Properties or Purchased Interests or any part thereof or interest therein;

(B) make any loans or advances to any other Person;

(C) encumber or subject to any Lien any of the Properties or Purchased Interests other than Permitted Encumbrances, or take or omit to take any action that results in a Lien, other than a Permitted Encumbrance, being imposed on any of the Properties or Purchased Interests;

(D) except as otherwise required under a Material Contract, Lease or Ground Lease and except as set forth on Schedule 5.1, (x) terminate, assign or modify any Material Contract (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent), or (y) terminate, assign or modify any Lease or Ground Lease, provided, that any such termination, assignment or modification does not adversely affect the value of the Property or credit quality of the Tenant;

(E) enter into any (x) Material Contract (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent), other than in the ordinary course of business, including the performance of routine capital expenditures and emergency capital repairs, (y) Lease, or (z) Ground Lease;

(F) amend any of the Organizational Documents of any Purchased Entity (except to the extent, if any, reasonably required to effect the Restructuring);

(G) incur, create or assume any Indebtedness except Indebtedness that shall be satisfied and discharged prior to the Closing Date;

(H) authorize the issuance, sale or delivery of (A) any capital stock of, or other equity or voting interest in, any Purchased Entity or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares of capital stock of, or other equity or voting interest in, any Purchased Entity, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Purchased Entity;

(I) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of, or other equity or voting interest in, any Purchased Entity, or make any other change in the capital structure of the Purchased Entities, unless obligated to do so pursuant to the Organizational Documents of Purchased Entities;

(J) except as required by a liability insurance policy, compromise or settle any liability insurance claims or other litigation relating to the Purchased Interests, this Agreement or the Transactions contemplated hereby (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent), other than any settlements that do not require any payments following the Closing Date or that will be reflected as reductions to the Unadjusted Purchase Price and do not impose any obligations or liabilities on any Purchased Entity following the Closing Date;

(K) enter into any commitments or agreements with any Governmental Entity affecting any Property (except in accordance with respect to the terms of Article VIII) or commence any rezoning proceedings (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent), other than commitments, agreements or proceedings entered into or commenced in the ordinary course of business and that do not impose any material economic burden in each case on such Property or do not involve settlement of any environmental Claims;

(L) only to the extent reasonably likely to result in an adverse tax consequence to Purchaser or a Purchased Entity for periods after the Closing, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, or amend any material Tax Return, settle or compromise any material federal, state, local or other Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes; or

(M) agree or otherwise commit to take, any of the foregoing actions.

(d) Keep in full force and effect with respect to the Properties, the Purchased Entities’ policies of insurance providing coverage at least as extensive as the policies covering the applicable Property on the date hereof (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent).

(e) Request, as soon as reasonably practicable after the date hereof, from each Tenant an estoppel certificate in the form attached hereto as Exhibit F.

(f) Request, as soon as reasonably practicable after the date hereof, from Landlord under each Ground Lease, an estoppel certificate in a customary form mutually acceptable to the Parties.

5.2 Restructuring. Subject to and upon the terms and conditions of this Agreement and the other agreements and documents contemplated hereby, prior to or at Closing, the Seller Parties shall take, and shall cause the Purchased Entities to take, such actions as are necessary to give effect to the Restructuring. In respect of the Restructuring, the Seller Parties shall, at their sole expense, take (or cause one or more of their Affiliates to take) such actions as are necessary to transfer, effective as of or prior to the Closing, (a) any Retained Properties that are, as of the date hereof, listed on Exhibit C or (b) any properties or assets that are currently held by a Purchased Entity but are not listed on Exhibit C (collectively, clauses (a) and (b), the “Excluded Assets”), from the Purchased Entities to the appropriate Seller Parties or any one or more of their respective Affiliates as may be determined by the Seller Parties in their sole discretion. After the Closing, Purchaser shall take, or shall cause the Purchased Entities or its Affiliates to take, all actions reasonably requested by the Seller Parties (at the Seller Parties’ expense) to effect the provisions of this Section 5.1(f), including, to the extent inadvertently Transferred at Closing, the return of any Excluded Assets as soon as practicable to the appropriate Seller Parties or one or more of their designees for no consideration except, in the case of a Retained Property, a value for which was ascribed and paid at the Closing, such Retained Property shall be dealt with pursuant to the provisions of Section 6.3. The Parties acknowledge and agree that any transfers, assignments, sales or other dispositions of assets, interests, rights, obligations, capital stock or otherwise made in connection with the Restructuring, from any Purchased Entity to a Seller Party or one or more of Affiliates the Seller Parties, shall be made without representation or warranty of any kind (except to the extent set forth in this Agreement), and without recourse to the party making such transfer, assignment, sale or other disposition, and without recourse to the recipient thereof. Any transfer taxes that become due and payable in connection with or as a result of the Restructuring shall be paid by the Seller Parties and any Liabilities relating to the Excluded Assets shall be expressly assumed by the Seller Parties (such transfer taxes and Liabilities being hereinafter referred to as the “Excluded Asset Liabilities”).

5.3 Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, Purchaser and the Seller Parties will use Commercially Reasonable Efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, permits and approvals from Governmental Entities, if applicable, and making all necessary registrations as to which such consent, approval or waiver relates and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, if applicable, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) subject to the terms of Article XI, defending themselves in any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) executing and delivering any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement (including customary releases, chain of title documentation or similar instruments).

5.4 Public Announcements. Purchaser and the Seller Parties shall use Commercially Reasonable Efforts to agree on the description of the Transactions contained in the initial press releases to be issued by the Parties with respect to their execution and delivery of this Agreement. The Parties agree that the initial press release shall be issued, and Purchaser’s Form 8-K filing filed, no later than two (2) Business Days following the date hereof. Each Party will use Commercially Reasonable Efforts to consult with the other Parties before issuing, and provide the other Parties an opportunity to review and comment upon, any filing made with a Governmental Entity (as required by Law, fiduciary duty or the rules and regulations of applicable exchanges), presentation to investors or securities analysts, press release or other written public statement that contains a description or discussion of the Transactions (other than any such filing, presentation, press release or public statement that contains only such description as has been previously agreed upon), and shall not issue or deliver any such filing, presentation, press release or public statement prior to such consultation. Each Party shall be entitled to discuss, on a confidential basis, the terms of the Transactions and confidential information regarding the Purchased Entities with rating agencies and potential sources of equity and debt financing for consummation of the Transactions.

5.5 Confidentiality.

(a) Except to the extent modified by Section 5.4, Purchaser and its Representatives (as such term is defined in the Confidentiality Agreement) shall treat all nonpublic information obtained in connection with this Agreement and the Transactions as confidential in accordance with the terms of the confidentiality agreement dated as of April 23, 2013 between American Realty Capital Properties, Inc. and General Electric Capital Corporation (as amended from time to time, the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Initial Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Initial Closing in accordance with Section 10.1, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) For a period of five (5) years following the Initial Closing, (i) Purchaser shall, and, shall cause the Purchased Entities and its Representatives (as such term is defined in the Confidentiality Agreement) to, keep confidential and not use for any purpose all nonpublic information regarding the Seller Parties or any of their Affiliates of which Purchaser or any Purchased Entity may be aware and (ii) the Seller Parties shall keep confidential and not use for any purpose all nonpublic information regarding the Purchased Entities of which the Seller Parties’ may be aware. Notwithstanding the foregoing, the restrictions set forth in the foregoing clauses (i) and (ii) shall not apply to confidential information which (x) at the time of disclosure is generally available to the public (other than as a direct or indirect result of a disclosure by Purchaser or the Seller Parties (as applicable) and (y) was available to Purchaser or the Seller Parties (as applicable) on a non-confidential basis from a source that is not and was not prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality.

(c) Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Purchaser and its Affiliates shall be permitted to make such disclosures in public filings under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, as Purchaser, on the advice of its outside counsel, reasonably determines is necessary or is required by Law in connection with any offering of securities made by Purchaser or an Affiliate therewith.

5.6 Conveyance Taxes. Purchaser and the Seller Parties will reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions, which fees and expenses shall be the sole responsibility of Purchaser.

5.7 Transitional Services Agreement. Purchaser and the Seller Parties shall reasonably cooperate and negotiate in good faith to reach agreement on the terms and conditions of a transitional services agreement (the “Transitional Services Agreement”), pursuant to which services relating to the operation and conduct of the Properties following the Closing Date which are currently provided by the Seller Parties (or an Affiliate of the Seller Parties) or by a third party under a master or other agreement with the Seller Parties (or an Affiliate of the Seller Parties) will be provided to Purchaser for a transitional period following the Initial Closing Date. Subject to such good faith negotiations, the Transitional Services Agreement will include IT and collection services at such costs as are reasonably agreed by the Parties. Purchaser acknowledges that the Seller Parties’ ability to provide transition services may be limited by law, third party contract or internal company privacy and security issues (e.g., IT firewall considerations); however, the Seller Parties will use their good faith, commercially reasonable efforts to provide, arrange for or facilitate the continuation of services reasonably requested by Purchaser during the term of the Transitional Services Agreement. The period for the provision of services shall be as agreed upon between the Parties in negotiating the Transitional Services Agreement.

5.8 Tax Treatment; Tax Returns. For all U.S. federal, state and local income Tax purposes and other Tax purposes (but not including property Tax or Conveyance Tax purposes) where permitted, the sale and purchase of the Purchased Entities shall be treated as the sale and purchase of the assets of the Purchased Entities subject to the liabilities of the Purchased Entities. Both the Seller Parties and the Purchaser shall file all U.S. federal, state and local Tax Returns in a manner consistent with such treatment. The Seller Parties shall prepare all Tax Returns of the Purchased Entities for periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”). Purchaser shall prepare and file all Tax Returns of the Purchased Entities and for periods including the Closing Date but ending after the Closing Date (“Straddle Tax Periods”), provided that Purchaser shall provide to the Seller Parties drafts of such Tax Returns for Straddle Tax Periods no later than forty-five (45) days prior to the applicable due date. Purchaser shall consider in good faith comments or proposed adjustments to such draft Tax Returns for Straddle Tax Periods received from the Seller Parties not less than fifteen (15) days prior to the applicable due date. The Seller Parties shall be entitled to all Tax refunds for Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date, unless otherwise specifically provided in this Agreement. Purchaser shall be responsible for preparing and filing all other Tax Returns of the Purchased Entities and of Purchaser with respect to the Purchased Entities and their assets and income.

5.9 Termination of Rights to GE Names and GE Marks. Purchaser acknowledges and agrees that as between Purchaser and its Affiliates (including, following the Closing, the Purchased Entities), on the one hand, and the Seller Parties and their respective Affiliates, on the other hand, all right, title and interest in and to the GE Names and GE Marks are owned exclusively by the Seller Parties and their respective Affiliates. Purchaser and its Affiliates (including, following the Closing, the Purchased Entities) shall have no rights in or to any GE Names and GE Marks, and Purchaser and its Affiliates shall not use any GE Names and GE Marks. Neither Purchaser nor any of its Affiliates shall contest the ownership or validity of any rights of the Seller Parties or any of their respective Affiliates in or to any of the GE Names and GE Marks. After the Closing Date, Purchaser and its Affiliates will not expressly, or by implication, do business as or represent themselves as having any affiliation, connection or other association with the Seller Parties or any of their respective Affiliates. Furthermore, Purchaser acknowledges and hereby agrees that (a) the rights of the Purchased Entities to any of the GE Names and GE Marks pursuant to the terms of any trademark agreements between the Seller Parties and any of their respective Affiliates, on the one hand, and the Purchased Entities, on the other hand, shall terminate on the Closing Date; and (b) on the Closing Date, Purchaser and its Affiliates shall cease and discontinue all uses of the GE Names and GE Marks, either alone or in combination with other words, and all service marks, trademarks and trade names similar to the GE Names and GE Marks or embodying any of the foregoing alone or in combination with other words, on any and all items and materials of the Purchased Entities (to the extent any such uses exist as of the Closing Date).

5.10 Distributions. Nothing in this Agreement shall be deemed to prohibit or limit in any manner, and the Seller Parties and all Purchased Entities shall be permitted to, declare, set aside and/or pay any cash dividend or distribution in respect of capital stock, partnership interests, limited liability company or membership interests or other securities or equity interests, whether or not in the ordinary course of business. Notwithstanding anything to the contrary contained in this Agreement, certain accounts of the Purchased Entities shall continue to be subject to the Seller Parties’ and their Affiliates’ daily cash “sweep”. Such cash “sweeps” shall be terminated prior to the Closing.

5.11 Post-Closing Access. After each Closing, Purchaser will, from time to time, upon reasonable prior notice and during normal business hours, afford the Seller Parties reasonable access to all books and records related to the Purchased Entities for any periods ending on or before the Closing Date, including all accounting records and data, for tax, accounting or other legal or compliance purposes. Purchaser will, and will cause the Purchased Entities to, maintain all books and records for the maximum time period required to comply with all applicable federal and state audit periods. Notwithstanding any other provision of this Agreement, the Seller Parties shall be under no obligation to provide Purchaser or the Purchased Entities any U.S. federal, state or local income Tax Returns of any Seller Party or any Affiliate of any Seller Party other than the Purchased Entities.

5.12 Mutual Release of the Other Parties.

(a) Purchaser, for itself and its Affiliates and all of their respective successors and assigns, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any Action against, any Seller Party with respect to any and all Actions, claims, demands, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any Action brought or threatened or ordered by any Governmental Entity), including attorneys’ and experts’ fees and expenses, and investigation and remediation costs (collectively, “Claims”) that may arise on account of or in any way be connected with any Purchased Interest or Purchased Entity or any portion thereof, or any Property or any portion thereof, including the physical, environmental and structural condition of any Property or any Law applicable thereto, or any other matter arising under Environmental Laws or relating to the use, presence, discharge or release of or exposure to Hazardous Materials, whether before or after the date hereof; provided, however, the foregoing release shall not apply with respect to any Claim by Purchaser against the Seller Parties for fraud or indemnification by the Seller Parties under Section 11.2, subject to the limitations and conditions provided in Sections 10.2, 11.1, 11.4 and 11.6, as applicable, or for fraud. Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

(b) The Seller Parties, each for itself and its Affiliates and all of their respective successors and assigns, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any Action against, the Purchased Entities with respect to any and all Claims that may arise on account of or in any way be connected with any Purchased Interest or Purchased Entity or any portion thereof, or any Property or any portion thereof, including the physical, environmental and structural condition of any Property or any Law applicable thereto, or any other matter arising under Environmental Laws or relating to the use, presence, discharge or release of or exposure to Hazardous Materials, whether before or after the date hereof; provided, however, the foregoing release shall not apply with respect to any Claim by the Seller Parties against Purchaser for fraud or indemnification by Purchaser under Section 11.3, subject to the limitations and conditions provided in Sections 10.2, 11.1, 11.4 and 11.6, as applicable, or for fraud. The Seller Parties each expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

(c) This Section 5.12 shall survive the Closing indefinitely.

5.13 Real Property Taxes. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that certain of the Seller Parties have appealed certain real property Taxes attributable to the Properties. Such Seller Parties shall be responsible for, and shall receive the benefit of (less any portion thereof to which a Tenant may be entitled), any additional real property Taxes and any Tax rebates or refunds attributable to periods prior to the Closing Date and such appeals; provided that such Seller Parties shall not be responsible for (or receive the benefit of) any such Taxes (or rebates or refunds) to the extent the Unadjusted Purchase Price was adjusted downward (or upward) pursuant to Article I determined after taking into consideration all adjustments provided for therein, on account of such Taxes (or rebates or refunds). If such Seller Parties are entitled to the benefit of any rebate or refund pursuant to the preceding sentence, then upon receipt by or on behalf of Purchaser or its Affiliates of any such rebate or refund, Purchaser shall within ten (10) days’ pay to such Seller Parties an amount equal to the portion of such rebate or refund to which such Seller Parties are so entitled (less any portion thereof to which a Tenant may be entitled). A Seller Party, at its expense, shall have the right, but not the obligation, to, as applicable, initiate, control, and continue (but not settle or compromise, except as expressly provided below) any such appeal or related proceedings which are pending as of the date of this Agreement, including the employment of counsel reasonably satisfactory to Purchaser, and shall promptly provide to Purchaser all material information relating to such appeals or proceedings as and when such information becomes known to a Seller Party, together with such other information as Purchaser may reasonably request; provided, however, if a Seller Party elects not to control any such appeal or related proceeding, then such Seller Party shall give prompt written notice to Purchaser of such election, and, thereafter, Purchaser shall have the right, but not the obligation, to control such appeal or related proceeding and the settlement or compromise thereof. A Seller Party may not settle or compromise any such appeal or related proceeding without Purchaser’s prior written consent, which consent shall not unreasonably be withheld.

5.14 Financial Statements. The Seller Parties shall, from time to time, upon reasonable notice from Purchaser, at the sole cost and expense of Purchaser, provide Purchaser and its Representatives with access to the financial information in its possession relating solely to the Purchased Entities and the Properties which is reasonably necessary in the opinion of the outside third party accountants (the “Parent Accountants”) of American Realty Capital Properties, Inc. (“Purchaser Parent”) to enable Purchaser Parent and the Parent Accountants to timely prepare financial statements in compliance with any and all requirements of (i) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “SEC”), (ii) any other rule or Law passed by the SEC or securities exchange as applicable to Purchaser’s parent, and (iii) any registration statement, report or disclosure statement filed or reported with the SEC by, or on behalf of, Purchaser Parent. In connection with the foregoing, and in furtherance of the Seller Parties obligations to assist Purchaser Parent pursuant to this Section 5.14, the Seller Parties shall cause the Purchased Entities (and their applicable officers) to execute and answer a customary audit representations letter.

5.15 Resignations. The Seller Parties shall use their reasonable best efforts to obtain and deliver to Purchaser at the Initial Closing evidence reasonably satisfactory to Purchaser of the resignation or removal, effective as of the applicable Closing Date, of those directors, officers or managers, as applicable, of the Purchased Entities (the “Seller Resignations”).

5.16 Electronic Data Room. As soon as practicable following the date hereof, the Seller Parties shall cause to be delivered to Purchaser an electronic copy of the complete contents of the Data-Room (on CD-ROM or comparable media).

Article VI

RETAINED PROPERTIES

6.1 Retained Properties.

(a) The following Properties will not be purchased and sold at the Initial Closing and, if applicable, the following Deferred Properties will not be purchased and sold at the Deferred Closing unless otherwise agreed by the Parties (such Properties, in each case, being referred to as “Retained Properties”):

(i) any Property as to which the Tenant is more than seventy (70) days delinquent in the payment of Fixed Rent or Percentage Rent (if Percentage Rent delinquency exceeds $2,000 for such Property) under the applicable Lease as of the Closing Date, except as otherwise set forth on Schedule 6.1(a)(i);

(ii) any Property as to which the related Tenant is a debtor in a Bankruptcy proceeding that is pending as of the Closing unless such Tenant has provided written notice that the Lease will be assumed in connection with such Bankruptcy proceeding;

(iii) any Property that is retained at the election of the Seller Parties, or by agreement of Purchaser and the Seller Parties, pursuant to Section 2.4(e);

(iv) any Property that on or after the date hereof through the Closing suffers a Total Loss;

(v) any Property as to which the Tenant has terminated the Lease related thereto prior to the Closing or for which there is no Lease in effect as of the Closing, except that a Lease shall be deemed in effect with respect to any Tenant that is occupying the Property, and such Tenant is (x) not thirty (30) days or more delinquent on Rent, (y) continuing to make payments consistent with the terms of the Lease, and (z) is negotiating (A) an extension to the Lease or (B) the terms of a new lease, and the term of the existing Lease has expired;

(vi) any Property that is subject to an Environmental Condition or a Litigation Condition as of the Closing; and

(vii) any Property under a Ground Lease in respect of which the ground lessee is in material default pursuant to the terms and conditions of such Ground Lease.

(b) The Seller Parties will notify Purchaser on the date seven (7) Business Days prior to the Initial Closing Date of, to the Knowledge of the Seller Parties, all Properties (other than any Deferred Properties, if applicable) expected to be Retained Properties (as described in Section 6.1(a)(i) through (a)(vii) as of the Initial Closing. Five (5) Business Days prior to the Initial Closing, Purchaser may notify the Seller Parties of any Properties (other than any Deferred Properties, if applicable) which are, in addition to those included in the aforementioned notice by the Seller Parties, expected by Purchaser to be Retained Properties.

(c) The Seller Parties will notify Purchaser on the date seven (7) Business Days prior to the Deferred Closing Date of, to the Knowledge of the Seller Parties, all Deferred Properties expected to be Retained Properties (as described in Section 6.1(a)(i) through (a)(vii) as of the Deferred Closing. Five (5) Business Days prior to the Deferred Closing, Purchaser may notify the Seller Parties of any Deferred Properties which are, in addition to those included in the aforementioned notice by the Seller Parties, expected by Purchaser to be Retained Properties.

6.2 Effect of Retaining a Property. Upon the Seller Parties’ notice to Purchaser or Purchaser’s notice to Seller pursuant to Section 6.1(b), this Agreement (including Exhibit C) will be deemed amended, without any further action on the part of any Party, with respect to each Retained Property as follows:

(a) the definition of Properties will not include such Retained Property, except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Property, as applicable, and with respect to this Article VI to the extent necessary to implement this Article VI;

(b) the Seller Parties will not have any obligations with respect to the affected Retained Property, nor will any covenant, representation or warranty be deemed made with respect to the affected Retained Property except to the extent that any such covenant, representation or warranty was made as of the date of this Agreement or is stated to survive the termination of this Agreement, and Purchaser will not have any rights or obligations under this Agreement with respect to the affected Retained Property;

(c) at the Initial Closing, the Unadjusted Purchase Price will be reduced by the Adjustment Amount of the affected Retained Property;

(d) at the Deferred Closing, the Deferred Purchase Price will reduced by the Adjustment Amount of the affected Retained Property; and

(e) prior to the Closing, the Seller Parties shall cause such Purchased Entity to convey to a Seller Party or its designee such Retained Property and all other personal property, contracts, leases and other assets relating to the ownership, operation or maintenance of such Retained Property by such deed and other customary instruments of conveyance, without representation or warranty of any kind, and without recourse to the party making such transfer, assignment, sale or other disposition, and without recourse to the recipient thereof, in each case, as shall be customary in such a real estate conveyance transactions in the jurisdiction where the Retained Property is located and the Seller Parties shall expressly assume any Excluded Asset Liabilities in respect of each Retained Property.

6.3 Repurchase Transactions. Following the Closing, if

(a) the Seller Parties and Purchaser determine that a Property should have been retained in accordance with Section 2.4(e) due to a Material Title Exception (an “MTE Property”);

(b) the Seller Parties or Purchaser become aware that any Purchased Entity owned a Retained Property as of the Closing; or

(c) an amendment to the Lease was not available in the Data Room as of the date hereof and such amendment (to the extent not reflected on the Data Tape) has a material adverse effect on the value of the related Property or its net operating income (a “Specified Property”);

then (i) Purchaser shall have the right with respect to the Retained Properties described in Section 6.1(a)(i) through 6.1(a)(vii), an MTE Property or a Specified Property to require that the Seller Parties, and in which case the Seller Parties shall, repurchase such Retained Property, MTE Property or Specified Property (the “Purchaser Repurchase Right”), and (ii) the Seller Parties shall have the right with respect to the Retained Properties described in Section 6.1(a)(vi) or an MTE Property to require that the applicable Purchased Entity, and in which case the Purchaser shall cause the Purchased Entity to, transfer such Retained Property or MTE Property to a Seller Party or any Affiliate thereof (the “Seller Repurchase Right,” and each of a Purchaser Repurchase Right or a Seller Purchase Right, a “Repurchase Right”) for a price equal to the applicable Adjustment Amount for such Retained Property, MTE Property or Specified Property, as applicable, (as adjusted for the Proration Items for such Property prorated pursuant to Section 1.4) plus (i) the cost of documented and fully paid capital improvements made by Purchaser or its Affiliates at its expense to such Retained Property, MTE Property or Specified Property, as applicable and (ii) the Transfer Taxes, recording fees and Title Insurance premiums incurred by Purchaser in connection with the acquisition of such Retained Property, MTE Property or Specified Property (the “Repurchase Price”), in each case, (x) as of 11:59 p.m. of the day immediately preceding the day on which the transactions contemplated by this Section 6.3 are consummated, and (y) further subject to the following terms and conditions:

(d) Expiration of Repurchase Right. The Purchaser Repurchase Right shall expire on the date that is one hundred eighty (180) days after the Closing but no later than December 31, 2013. The Seller Repurchase Right shall expire on the date that is twelve (12) months after the Closing.

(e) Notice of Repurchase Right. If the Seller Parties, on the one hand, or Purchaser, on the other hand, become aware of the existence of a Retained Property, MTE Property or Specified Property, as applicable, following the Closing through the expiration of the Seller Repurchase Right (including, for the avoidance of doubt, if Purchaser becomes aware of an Environmental Condition or Litigation Condition which may result in a Seller Repurchase Right, whether or not the Purchaser Repurchase Right has expired), then such Party shall provide written notice to the other Party no later than five (5) Business Days after becoming aware of the specific reason(s) (such date when a Party becomes aware, the “Repurchase Right Trigger Date”) that the Property constitutes a Retained Property, MTE Property or Specified Property, as applicable, and such notice (a “Repurchase Right Notice”) shall specify such reason(s).

(f) Exercise of Repurchase Right. Upon its receipt of a Repurchase Right Notice, the applicable Party will have the right to exercise such Repurchase Right on or prior to the date that is ten (10) Business Days after the Repurchase Right Trigger Date. The exercise of a Repurchase Right shall be by written notice delivered to the other Party, which notice shall include a reasonably detailed description of such Retained Property, MTE Property or Specified Property, as applicable, the reasons for such exercise, reasonable evidence, and a confirmation that the Repurchase Right has not expired pursuant to Section 6.3(d) (a “Repurchase Exercise Notice”).

(g) Repurchase Price; Transfer Documents. The closing (the “Repurchase Right Closing”) of a purchase and sale of a Retained Property, MTE Property or Specified Property, as applicable, in connection with the exercise of a Repurchase Right shall occur at the New York offices of Hogan Lovells US LLP on the date that is ten (10) Business Days after the delivery of the written Repurchase Exercise Notice, except as otherwise agreed in writing by the Seller Parties and Purchaser. At the Repurchase Right Closing, the Seller Parties shall pay to Purchaser the Repurchase Price by wire transfer of immediately available funds to such account as may be directed by Purchaser in writing, and Purchaser shall deliver to the Seller Parties an executed transfer and assignment of the Retained Property, MTE Property or Specified Property, as applicable, which is the subject of the Repurchase Right Closing in a mutually agreeable form (which form will include, among other things, the Agreed Warranty). Any transfer taxes assessed with respect to the transfer of a Retained Property, MTE Property or Specified Property, as applicable, pursuant to the exercise of the Purchaser Repurchase Right or the Seller Repurchase Right shall be paid by the Seller Parties.

(h) Exclusivity of the Repurchase Right Remedy. With respect to any Retained Property, MTE Property or Specified Property, as applicable, that was purchased by, or included in the Transaction to, Purchaser, the Repurchase Right remedies in this Section 6.3 and to the extent provided in Section 11.2(d), shall be the sole and exclusive remedy available to Purchaser under this Agreement in respect of such Retained Property, MTE Property or Specified Property, as applicable (for the avoidance of doubt, Purchaser acknowledges that it will have no right to bring any claim under Section 11.2(a) with respect to such Retained Property, MTE Property or Specified Property, as applicable).

Article VII

DEFERRED INTERESTS

7.1 Deferred Interests.

(a) In the event that the Deferred Interests, Deferred Purchased Entity and/or the Deferred Properties (collectively, the “Deferred Assets”) (i) remain subject to the Securitized Debt Obligations at the Initial Closing and (ii) the Parties have not otherwise agreed to an arrangement for the Transfer of the Deferred Assets at the Initial Closing, then, and only then, the Deferred Assets shall not be purchased and sold at the Initial Closing.

(b) The Seller Parties will notify Purchaser on the date five (5) Business Days prior to the Initial Closing Date of whether the Securitized Debt Obligations will be released prior to the Initial Closing Date or if the Deferred Assets will remain subject thereto.

7.2 Effect of Deferring the Transfer of the Deferred Interests.

(a) Upon the occurrence of the events set forth in Section 7.1(a) and the Seller Parties’ notice to Purchaser, pursuant to Section 7.1(b), that the Deferred Assets remains subject to the Securitized Debt Obligations, this Agreement (including Exhibits B and C) will be deemed amended, without any further action on the part of any Party, with respect to the Deferred Assets as follows:

(i) the definition of Purchased Interests will not include the Deferred Interests, except to the extent that any provision is stated to survive the termination of this Agreement would be applicable to the Purchased Interests, and with respect to this Article VII to the extent necessary to implement this Article VII;

(ii) the definition of Purchased Entities will not include the Deferred Purchased Entity, except to the extent that any provision is stated to survive the termination of this Agreement would be applicable to a Purchased Entity, and with respect to this Article VII to the extent necessary to implement this Article VII;

(iii) the definition of Properties will not include the Deferred Properties, except to the extent that any provision is stated to survive the termination of this Agreement would be applicable to a Property, and with respect to this Article VII to the extent necessary to implement this Article VII;

(iv) the Seller Parties will not have any obligations with respect to the Deferred Assets, nor will any covenant, representation or warranty be deemed made with respect to the Deferred Assets except to the extent that any such covenant, representation or warranty was made as of the date of this Agreement or is stated to survive the termination of this Agreement, and Purchaser will not have any rights or obligations under this Agreement with respect to the Deferred Assets.

(b) Upon the Seller Parties’ notice to Purchaser pursuant to Section 7.1(b) that the Deferred Assets have been released from the Securitized Debt Obligations, the Deferred Assets will be purchased and sold at the (i) Initial Closing if such notice is delivered prior to the Initial Closing Date or (ii) Deferred Closing if such notice is delivered prior to the Deferred Closing Date.

Article VIII

CASUALTY AND CONDEMNATION

8.1 In General. If, prior to the Closing Date, a Property suffers damage by fire or other casualty other than a Total Loss (a “Casualty”) or a Purchased Entity receives notice or a Seller Party obtains Knowledge of condemnation of a Property which condemnation does not give rise to a Total Loss (a “Condemnation”), the Seller Parties shall notify Purchaser of that event and provide Purchaser with details of the extent of the Casualty or Condemnation. Purchaser shall be bound to purchase the Purchased Interests for the Unadjusted Purchase Price (after taking into account the Price Adjustments set forth in Section 1.2(b)) as required by the terms hereof without regard to the occurrence or effect of any such Casualty or Condemnation.

8.2 Insurance and Condemnation Proceeds. With respect to any Casualty or Condemnation affecting a Property after the date of this Agreement, the Seller Parties will allow Purchaser to participate in the negotiations regarding the settlement of any such claim for insurance and condemnation proceeds in excess of $500,000 and will not settle or compromise any claims in excess of $500,000 related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Entity effecting the Condemnation without Purchaser’s consent, which consent will not be unreasonably withheld, delayed or conditioned. The Seller Parties will provide to Purchaser copies of any material correspondence relating to any such claims and will advise Purchaser of all material developments concerning such claims. If and to the extent applicable, the applicable Seller Party will give the applicable Purchased Entity an assignment of such Seller Party’s right to receive insurance or condemnation proceeds if any portion of the insurance or condemnation proceeds are not collected before the Closing. Except as otherwise provided in the applicable Lease, the Seller Parties will cooperate with Purchaser to effect the assignment of the right to receive insurance or condemnation proceeds to Purchaser and will execute and deliver all such instruments as are reasonably necessary to complete such assignment. This obligation will survive the Closing. The proceeds of any rent interruption insurance received by the landlord under the applicable lease in respect of any Casualty will be apportioned between the applicable Seller Party and Purchaser as if same were Fixed Rent in accordance with Section 1.4(b)(i).

8.3 Restoration Plans. The Seller Parties will obtain Purchaser’s approval, which will not be unreasonably withheld, delayed or conditioned, concerning any restoration, repair or re-construction plans for any Property affected by a Casualty or Condemnation between the date hereof and the Closing, the cost of which (as reasonably estimated by the applicable Seller Party) will exceed $250,000. The applicable Seller Party shall conduct all such restoration, repair and reconstruction substantially in accordance with such restoration, repair and reconstruction plans approved by Purchaser. Notwithstanding the foregoing, the Seller Parties will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of the Properties or health and safety matters or which are required by the terms of any lease or other agreement to which any Seller Party or Purchased Entity is a party.

Article IX

CLOSING

9.1 Initial Closing. Unless this Agreement shall have been terminated pursuant to Article X and subject to the satisfaction or waiver of all of the conditions to Initial Closing contained in Sections 9.2, 9.3, and 9.4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), the closing (the “Initial Closing”) of the Transactions (the “Initial Transactions”) will take place on June 27, 2013 (the “Initial Closing Date”), at the New York City office of Hogan Lovells US LLP, unless another time, date or place is agreed by the Seller Parties and Purchaser. In the event that the Initial Closing shall not have occurred as of the Initial Closing Date and the only conditions to the obligations of the Parties to effect the Transactions that have not been satisfied as of such date are the conditions set forth in Section 9.2(b), then the Seller Parties, on the one hand, or Purchaser, on the other hand, shall be entitled, by notice to the other no later than 11:59 p.m. (Eastern Time) on the Initial Closing Date, to extend the Initial Closing Date by an additional number of days not to exceed thirty (30) days, in each instance. The Initial Closing Date may be extended pursuant to the preceding sentence up to the Outside Date.

9.2 Conditions to each Party’s Obligation to effect the Initial Transactions. The respective obligations of each Party to effect the Initial Transactions will be subject to the satisfaction or waiver by Purchaser and the Seller Parties on or prior to the Initial Closing Date of the following conditions:

(a) Governmental and Regulatory Approvals. The consents, approvals and actions of, filings with, and notices to, any Governmental Entity set forth on Schedule 9.2(a) shall have been obtained or made and remain in full force and effect.

(b) No Injunction or Restraint. No preliminary or permanent injunction, order or decree issued by any court or other Governmental Entity of competent jurisdiction shall be in effect, or any proceeding brought by any Governmental Entity before a court of competent jurisdiction seeking any such injunction, order or decree be pending (collectively, “Restraints”), in each case with the effect of, prohibiting or materially restricting the consummation of the Transactions taken as a whole.

9.3 Conditions to Obligations of the Seller Parties to the Initial Closing. The obligations of the Seller Parties to effect the Initial Transactions will be further subject to satisfaction on or prior to the Initial Closing Date of each of the following conditions precedent, any of which may be waived exclusively by the Seller Parties:

(a) Representations and Warranties of Purchaser. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of the Agreement and the Closing Date as though made on and as of such dates (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, determined for purposes of this Section 9.3(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or Purchaser Material Adverse Effect. As used in this Agreement, a “Purchaser Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that would reasonably be expected to materially adversely affect the ability of Purchaser to timely perform its obligations under this Agreement or to consummate the Transactions.

(b) Performance of Covenants of Purchaser. Purchaser shall have performed in all material respects all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Initial Closing Deliveries. Purchaser shall have delivered to the Seller Parties the following:

(i) the Initial Closing Payment by wire transfer of immediately available funds to one or more accounts designated by the Seller Parties;

(ii) executed Deposit Release Instruction;

(iii) executed counterparts to an assignment and assumption agreement set forth on Exhibit E (the “Purchased Interest Assignment and Assumption Agreement”) relating to the Purchased Interests that consist of partnership interests or limited liability company interests;

(iv) a certificate of Purchaser, dated as of the Initial Closing Date, and signed by an authorized officer of Purchaser, certifying that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied; and

(v) executed counterparts to the Transitional Services Agreement.

9.4 Conditions to Obligations of Purchaser to the Initial Closing. The obligations of Purchaser to effect the Transactions will be further subject to satisfaction on or prior to the Initial Closing Date of each of the following conditions precedent, any of which may be waived exclusively by Purchaser:

(a) Representations and Warranties of the Seller Parties. (i) Each of the representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all respects as of the date of the Agreement and the Closing Date, as though made on and as of such dates (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of the such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, determined for purposes of this Section 9.4(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or a Material Adverse Effect (other than the representation in Section 3.6).

(b) Performance of Covenants of the Seller Parties. The Seller Parties, as applicable, shall have performed in all material respects all covenants (without regard, for purposes of this Section 9.4(b), to any materiality qualifications contained in such covenants) required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, has had or would be reasonably expected to have, a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that is materially adverse to (x) the ability of the Seller Parties to timely perform their obligations under this Agreement or to consummate the Transactions or (y) the Purchased Entities or the Properties, taken as a whole, provided, however, that no facts, circumstances, events, occurrences, changes, or effects proximately caused by any of the following shall be deemed in itself, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the negotiation, execution, announcement, performance, pendency or consummation of the Transactions; (ii) any adverse change that results from general legal, tax, regulatory, political or business changes in or which affect the restaurant or real estate industries (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Purchased Entities in a disproportionate manner as compared to other Persons in such industries); (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) changes in the United States of America, regional or global economies (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Purchased Entities in a disproportionate manner as compared to other Persons in the restaurant or real estate industries), or (v) acts of God or other calamities, national or international political or social conditions, including the commencement, continuation or escalation of a war, armed hostilities or acts of terrorism directly or indirectly involving or affecting the United States of America.

(d) Restructuring Transactions. The Restructuring shall have been consummated.

(e) Satisfaction or Release of Indebtedness. Any Indebtedness with respect to which a Purchased Entity that will be acquired at the Initial Closing is liable shall have been repaid in full or the related Purchased Entity shall have been released from all obligations with respect to such Indebtedness.

(f) Initial Closing Deliveries. The Seller Parties shall have delivered to Purchaser the following:

(i) original certificates representing all of the issued and outstanding shares of capital stock of each Purchased Entity that is a corporation, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, together with requisite transfer tax stamps, if any required by Law, attached, or, if original certificates are not available, “lost certificate” affidavits in lieu thereof, and originals of any other certificate evidencing any other Purchased Interests, together with an endorsement by such Purchased Entity;

(ii) executed counterparts of the Deposit Release Instruction;

(iii) executed counterparts to the Purchased Interest Assignment and Assumption Agreement;

(iv) executed Material Contract Update;

(v) a certificate of the Seller Parties, dated as of the Initial Closing Date, and signed by an authorized officer of each applicable Seller Party, certifying that the conditions set forth in Sections 9.4(a), 9.4(b), 9.4(c), 9.4(d) and 9.4(e) have been satisfied with respect to the Seller Parties or each Purchased Entity or Property being Transferred at the Initial Closing, as applicable;

(vi) all minute books, stock record books (or similar registries) and corporate, partnership, or limited liability company records and seals of the Purchased Entities in the possession of the Seller Parties;

(vii) written resignations, effective as of Closing, or other evidence of removal of all officers, directors, or managers of the Purchased Entities;

(viii) a certificate signed by each Seller Party that such Seller Party is not a “foreign person” as defined in Section 1445 of the Code;

(ix) the Release Documentation;

(x) the Legal Opinion; and

(xi) copies of the Seller Resignations.

9.5 Deferred Closing. In the event that the Securitized Debt Obligations are in effect on the Initial Closing Date, then the closing (the “Deferred Closing”) of the purchase of the Deferred Assets (the “Deferred Transactions”) shall be postponed until a date following the Initial Closing Date that is the earlier of (a) the four (4) Business Days after Purchaser is notified in writing by the Seller Parties of the release or other satisfaction of the Securitized Debt Obligations (but in no event later than July 10, 2013) or (b) September 26, 2013 (the “Deferred Closing Date”), at the New York City office of Hogan Lovells US LLP, unless another time, date or place is agreed by the Seller Parties and Purchaser. In the event that the Deferred Closing shall not have occurred as of the Deferred Closing Date and the only conditions to the obligations of the Parties to effect the Transactions that have not been satisfied as of such date are the conditions set forth in Section 9.2(b), then the Seller Parties, on the one hand, or Purchaser, on the other hand, shall be entitled, by notice to the other no later than 11:59 p.m. (Eastern Time) on the Deferred Closing Date, to extend the Deferred Closing Date by an additional number of days not to exceed thirty (30) days.

9.6 Conditions to Obligations of the Seller Parties to the Deferred Closing. The obligations of the Seller Parties to effect the Deferred Transactions will be further subject to the satisfaction on or prior to the Deferred Closing Date of each of the following conditions precedent, any of which may be waived exclusively by the Seller Parties:

(a) Deferred Closing Deliveries. Purchaser shall have delivered to the Seller Parties the following:

(i) the Deferred Closing Payment by wire transfer of immediately available funds to one or more accounts designated by the Seller Parties;

(ii) executed counterparts to the Deposit Release Instruction;

(iii) executed counterparts to a Purchased Interest Assignment and Assumption Agreement with respect to the Deferred Interests; and

(iv) a certificate of Purchaser, dated as of the Deferred Closing Date, and signed by an authorized officer of Purchaser, certifying that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

9.7 Conditions to Obligations of Purchaser to the Deferred Closing. The obligations of Purchaser to effect the Deferred Transactions will be further subject to the satisfaction on or prior to the Deferred Closing Date of each of the following conditions precedent (in addition to the conditions set forth in Sections 9.2, 9.4(a), 9.4(b), 9.4(c) and 9.4(e) in each case, to the extent relating to Purchased Entities, Purchased Interests or Properties, solely with respect to the Deferred Assets) any of which may be waived exclusively by Purchaser:

(a) Securitized Debt Obligations. The Securitized Debt Obligations with respect to the Deferred Assets shall have been released or otherwise satisfied.

(b) Restructuring Transactions. If applicable, any necessary Restructuring shall have been consummated.

(c) Deferred Closing Deliveries. The Seller Parties shall have delivered to Purchaser the following:

(i) executed counterparts to the Purchased Interest Assignment and Assumption Agreement with respect to the Deferred Interests;

(ii) executed counterparts to the Deposit Release Instruction;

(iii) executed Material Contract Update;

(iv) a certificate of the Seller Parties, dated as of the Deferred Closing Date, and signed by an authorized officer of each applicable Seller Party, certifying that the conditions set forth in Sections 9.4(a), 9.4(b), 9.4(c), 9.4(d) and 9.4(e) have been satisfied with respect to the Seller Parties or the Deferred Purchased Entity or the Deferred Properties, as applicable;

(v) all minute books, stock record books (or similar registries) and partnership records and seals of the Deferred Purchased Entity in the possession of the Seller Parties;

(vi) written resignations, effective as of Closing, or other evidence of removal of all officers, directors, or managers of the Deferred Purchased Entity;

(vii) the Release Documentation;

(viii) the Legal Opinion; and

(ix) a certificate signed by each applicable Seller Party that such Seller Party is not a “foreign person” as defined in Section 1445 of the Code.

Article X

TERMINATION; DEFAULT AND REMEDIES

10.1 Termination. This Agreement may be terminated at any time prior to the Initial Closing Date:

(a) by mutual written consent signed by or on behalf of a duly authorized officer of Purchaser and the Seller Parties at any time prior to the Initial Closing;

(b) by Purchaser or the Seller Parties, if any Restraint having the effects set forth in Section 9.2(b) shall be in effect and shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall have used its reasonable best efforts to prevent entry of and to remove such Restraint; and provided further that a material failure by the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) to fulfill any obligation under this Agreement shall not have been a principal cause of, or resulted in, the imposition of such Restraint;

(c) by either Purchaser, on the one hand, or the Seller Parties, on the other hand, if the Initial Closing shall not have occurred on or prior to September 26, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to occur on such date;

(d) by the Seller Parties, if, upon satisfaction of the conditions set forth in Sections 9.2 and 9.4 (other than those conditions that by their nature are to be satisfied at the Closing) at the Initial Closing, Purchaser fails to pay the Estimated Initial Purchase Price or Purchaser fails to perform its other obligations required to be performed on the Initial Closing Date in any material respect, provided, the right to terminate pursuant to this Section 10.1(d) shall not be available if the Seller Parties shall have breached in any material respect their respective obligations under this Agreement so as to cause the conditions set forth in Sections 9.2 or 9.4(a), 9.4(b), 9.4(d), 9.4(e) or 9.4(f) not to be satisfied.

(e) by Purchaser, if a breach of any representation or a breach of or failure to perform any warranty, covenant or agreement on the part of the Seller Parties set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.2, 9.4(a), 9.4(b), 9.4(d), 9.4(e) or 9.4(f) to be unable to be satisfied by the Initial Closing Date (it being acknowledged and agreed by the Seller Parties that no updating of any schedules to the Agreement shall be permitted); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available if Purchaser shall have breached in any material respect its obligations under this Agreement so as to cause any of the conditions set forth in Sections 9.2, 9.3(a), 9.3(b) or 9.3(c) not to be satisfied; or

(f) by Purchaser during the Due Diligence Period in accordance with Section 2.2.

(g) The Party desiring to terminate this Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other Parties.

10.2 Effect of Termination. In the event of termination of this Agreement by either the Seller Parties or Purchaser as provided in Section 10.1, this Agreement will forthwith become void and have no further effect, without any liability or obligation on the part of Purchaser or the Seller Parties, neither party shall have any further rights or obligations hereunder (other than Sections 2.3, 5.6 and 10.3, this Section 10.2 and Article XII, which provisions shall survive such termination along with any other provisions of this Agreement which by their terms expressly survive such termination), and the Escrow Agent shall return the Deposit to Purchaser, together with any interest and other investment income earned thereon, unless the Seller Parties terminated this Agreement pursuant to Section 10.1(d), in which event, notwithstanding anything to the contrary contained in this Agreement, the Escrow Agent shall release to the Seller Parties the Deposit, together with any interest and other investment income earned thereon, as liquidated damages and as the sole and exclusive remedy of the Seller Parties in respect of Purchaser’s default (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Purchaser’s default, and that receipt of the Deposit by the Seller Parties represents as fair an approximation of such actual damages as the parties can now determine).

10.3 Defaults and Remedies.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the Initial Closing does not occur by reason of any default of the Seller Parties, Purchaser as its sole remedy may elect any one of the following:

(i) terminate this Agreement in accordance with Section 10.1, with the effects specified in Section 10.2, and upon such termination Seller Parties shall pay Purchaser $5,000,000 in liquidated damages within five (5) Business Days of the date such termination notice is received by Seller Parties; or

(ii) sue for specific performance of the Seller Parties’ obligations under this Agreement.

(b) If, following the Initial Closing, the Deferred Closing, if applicable, does not occur due to Purchaser’s failure to pay the Deferred Purchase Price or Purchaser’s failure to perform its other obligations required to be performed on the Deferred Closing Date, in any material respect, and provided all conditions to Purchaser’s obligation to effect the Deferred Closing shall have been satisfied, the Escrow Agent shall release to the Seller Parties the Deferred Closing Deposit together with any interest and other investment income earned thereon, as liquidated damages and as the sole and exclusive remedy of the Seller Parties in respect of Purchaser’s default (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Purchaser’s default, and that receipt of the Deferred Closing Deposit by the Seller Parties represents as fair an approximation of such actual damages as the parties can now determine).

(c) If, following the Initial Closing, the Deferred Closing, if applicable does not occur by reason of any default of the Seller Parties, Purchaser as its sole remedy may elect any one of the following:

(i) elect not to purchase the Deferred Properties by notice to the Seller Parties, in which event Seller Parties shall pay Purchaser $3,000,000 in liquidated damages within five (5) Business Days of the date such notice is received by Seller Parties and Purchaser shall be entitled to obtain a release of the Deferred Closing Deposit from the Escrow Agent; or

(ii) sue for specific performance of the Seller Parties’ obligation to effect the Deferred Closing.

(d) Except as provided in this Section 10.3 and Section 11.2, Purchaser will have no other remedy or right to seek any other damages at law or remedy in equity with respect to such default, absent fraud. It is understood and agreed that Purchaser shall have the right of injunctive relief under Section 12.10(a) to enforce the Seller Parties’ obligations hereunder.

(e) Notwithstanding anything to the contrary in this Agreement, the Seller Parties right to receive payment pursuant to Section 10.2 shall be the exclusive remedy of the Seller Parties for Losses suffered as a result of Purchaser’s breach of this Agreement and upon payment of the Deposit or the Deferred Closing Deposit, as applicable, to the Seller Parties as set forth in Section 10.2, Purchaser and its Affiliates, associates and Representatives shall have no further liability or obligation relating to or arising out of this Agreement except as set forth in Sections 2.3 and 5.6, which provisions by their terms therein survive such termination along with any other provisions which by their terms survive such termination.

10.4 Failure of Conditions for Deferred Closing. The obligations of the Seller Parties and the Purchaser to effect the Deferred Closing may be terminated, and Purchaser shall be entitled to obtain a release of the Deferred Closing Deposit from the Escrow Agent:

(a) by mutual written consent signed by or on behalf of a duly authorized officer of Purchaser and the Seller Parties at any time prior to the Deferred Closing;

(b) by Purchaser or the Seller Parties, if any Restraint having the effects set forth in Section 9.2(b) shall be in effect and shall have become final and nonappealable; provided that the Party seeking to terminate the obligation to effect the Deferred Closing pursuant to this Section 10.4(b) shall have used its reasonable best efforts to prevent entry of and to remove such Restraint; and provided further that a material failure by the Party seeking to terminate the obligation to effect the Deferred Closing pursuant to this Section 10.4(b) to fulfill any obligation under this Agreement shall not have been a principal cause of, or resulted in, the imposition of such Restraint; or

(c) by either Purchaser, on the one hand, or the Seller Parties, on the other hand, if the Deferred Closing shall not have occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.4(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Deferred Closing to occur on such date.

Article XI

SURVIVAL; INDEMNIFICATION

11.1 Survival of Representations and Warranties. The representations and warranties of the Parties to this Agreement shall survive the applicable Closing for a period of twelve (12) months following the Initial Closing Date or the Deferred Closing Date, as applicable; provided, however that the representations and warranties in Sections 3.1, 3.4 and 3.16 (and, together with Sections 3.2, 3.9 and 3.10, the “Fundamental Seller Representations”), Section 4.1, 4.3 and 4.7 (collectively, the “Fundamental Purchaser Representations”) and Section 3.9, which shall survive the applicable Closing for a period of five (5) years following the Initial Closing Date or the Deferred Closing Date, as applicable.

11.2 Indemnification by the Seller Parties. From and after the Initial Closing Date, the Seller Parties shall, subject to the provisions of this Article XI, indemnify and hold harmless Purchaser and its Affiliates, (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that may be suffered or incurred by any Purchaser Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) the inaccuracy of any representation or warranty made by the Seller Parties in Article III (in each case, other than the Fundamental Seller Representations), as of the date of this Agreement or as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any Material Adverse Effect, materiality or similar monetary qualification (other than in the case of clause (ii) of Section 3.6), and the representation in Section 3.9(e) shall be read disregarding the “To the Knowledge of the Seller Parties” qualification;

(b) the inaccuracy, as of the date of this Agreement or the Closing Date, of any Fundamental Seller Representation;

(c) the failure by the Seller Parties to perform any covenant or agreement made by the Seller Parties in this Agreement;

(d) any Liabilities of the Purchased Entities arising in connection with or relating to any of the Dropped Properties, Excluded Assets, MTE Property and Specified Property (including, without limitation, any Property repurchased by a Seller Party or its Affiliate pursuant to Section 6.3 other than Claims for Losses arising out of, resulting from or relating to the ownership by the Purchaser of such Property during the Repurchase Ownership Period), excluding, however, Liabilities arising in connection with or relating to Retained Properties in respect of which the Repurchase Right related thereto has not been exercised or has expired;

(e) the Restructuring or any component thereof; and

(f) the Excluded Liabilities.

11.3 Indemnification by Purchaser. From and after the Initial Closing Date, Purchaser shall, subject to the provisions of this Article XI, indemnify and hold harmless the Seller Parties and their respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that may be suffered or incurred by any Seller Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) the inaccuracy of any representation or warranty made by Purchaser in Article IV (other than the Fundamental Purchaser Representations), as of the date of this Agreement or as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any materiality or similar monetary qualification;

(b) the inaccuracy, as of the date of this Agreement or the Closing Date of the Fundamental Purchaser Representations; and

(c) except as contemplated by Section 10.3(b), the failure by Purchaser to perform any covenant or agreement made by Purchaser in this Agreement.

11.4 Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by law (including by a determination of a Tax Authority that, under applicable law, is not subject to further review or appeal).

11.5 Notice and Resolution of Claims.

(a) Notice. Each Person entitled to indemnification pursuant to Section 11.2 or 11.3 (an “Indemnified Party”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (the “Indemnifying Party”) promptly after obtaining knowledge of any claim that it may have under Section 11.2 or 11.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 11.2 or 11.3, as applicable, except to the extent that the failure prejudices the ability of the Indemnifying Party to contest that claim.

(b) Defense of Third Party Claims. If a claim for indemnification pursuant to Section 11.2 or 11.3 shall arise from any Action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to the Indemnified Party, provided that the Indemnified Party shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Article XI unless (i) the Indemnified Party is advised by counsel reasonably satisfactory to the Indemnifying Party that use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such Action, or (iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party, in each of which cases the reasonable expenses of counsel to the Indemnified Party shall be reimbursed by the Indemnifying Party). In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnified Parties with respect to any claim indemnified under this Article XI; provided, that an Indemnified Party shall be entitled to employ separate counsel at the expense of the Indemnifying Party if the Indemnified Party is advised by counsel reasonably satisfactory to the Indemnifying Party that use of such other counsel would give rise to a conflict of interest, in which case the reasonable expenses of counsel to such Indemnified Party shall be reimbursed by the Indemnifying Party. Notwithstanding the foregoing provisions of this Section 11.5(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of the settlement the Indemnified Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnified Party or require the Indemnified Party to admit any fault, culpability or failure to act by or on behalf of the Indemnified Party, and (ii) no Indemnified Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Third Party Claim is for money damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnifying Party and as part of such settlement the Indemnifying Party is released from all liability (for indemnification pursuant to this Article XI and otherwise) with respect to such Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such Actions by the Indemnified Party shall be paid by the Indemnifying Party.

(c) The provisions of this Section 11.5(c) shall apply, to the extent applicable, to any Claim relating to or arising from Seller Parties’ obligation to indemnify Purchaser Indemnified Parties under Section 11.2(a) as to any breaches of the representations and warranties contained in Section 3.12, including any associated investigative, remedial or corrective action or monitoring (“Environmental Response”) (collectively, “Environmental Claims”).

(i) The Seller Parties shall have the right, but not the obligation, to assume the defense or control of or settle any Environmental Claim, or undertake any Environmental Response, with counsel, consultants or contractors selected by any Seller Party (to be reasonably acceptable to the Purchaser), provided that the Seller Parties shall, to the extent relevant to the Purchased Entities, (A) keep Purchaser reasonably informed as to the status of the foregoing, (B) promptly provide Purchaser with any material information, documentation and correspondence relating to the Environmental Claim or Environmental Response and (C) exercise reasonable best efforts to consult with Purchaser prior to exchanges of material documentation, material information or material negotiations with any Person (Purchaser to make itself reasonably available and without delay as to same).

(ii) To the extent that any Seller Party has chosen, at its discretion, to undertake any Environmental Response, Purchaser shall, and shall cause each of its Affiliates and Representatives to, provide any Seller Party and its Representatives with reasonable access to such asset or property (subject to the rights of tenants) to permit any Seller Party or its Representatives to undertake such Environmental Response at reasonable times, on reasonable advance written notice and without unreasonable interference with Purchaser’s business operations.  Purchaser agrees that it will not, to the extent practicable, unreasonably interfere with or disturb any Seller Party’s performance of such Environmental Response and, as is reasonably necessary, shall provide access to site utilities.

(iii) To the extent that costs or liabilities relating to an environmental condition which is the subject of an Environmental Claim for which Purchaser seeks indemnification from any Seller Party are exacerbated or increased after the Initial Closing Date due to an act or omission of Purchaser, its Affiliates, their respective contractors and subcontractors or third parties acting on their own or under the supervision or direction of Purchaser or any Governmental Entity, the Seller Parties shall not be responsible to the extent of any such increase in costs.

(iv) The Seller Parties shall have no obligation for any Environmental Claim to the extent that the Loss for which Purchaser is seeking indemnification relates to, arises out of or results from (A) the closure, transfer, sale or termination of a Lease after the Closing Date, (B) any change in the use of all or part of any of the Properties after the Closing Date, (C) any investigation, cleanup, remedial or similar activity other than as required to comply with the minimum applicable standards acceptable to the relevant Governmental Entity under applicable Environmental Law in effect and enforceable as of the Closing Date or (D) any disclosure to any Governmental Entity by Purchaser or any Purchaser Indemnified Party which incites any Governmental Entity to investigate or enforce its powers in respect of any environmental condition which may be or is the subject of an Environmental Claim (except to the extent that Purchaser demonstrates that any such Governmental Entity already planned to commence such investigation and/or enforcement).

(v) The Seller Parties’ indemnification obligation for any Environmental Claim shall be extinguished and of no further force or effect to the extent that any Purchaser Indemnified Party conducts or grants any third party permission to conduct any environmental sampling or testing of soil, subsurface strata, surface water, groundwater, sediments or ambient air at, on, under or within any portion of the Properties unless (A) in response to an immediate, imminent and substantial threat to human health or the environment as required under applicable Environmental Law, or (B) in connection with the proposed closure of all or a portion of any Property were required by a Governmental Entity or Third Party Claim under Environmental Law.

11.6 Limitations on Liability

(a) Exclusion of Certain De Minimis Matters. No Indemnifying Party shall have any obligation or liability to any Indemnified Party pursuant to Section 11.2(a), Section 11.2(b) as it relates to representations under Section 3.9, or Section 11.3(a) with respect to any single event or condition, or series of related events, conditions or items arising out of substantially the same facts, with respect to which the Losses incurred or suffered by the Indemnified Party shall not have exceeded $100,000 (any such event or condition or series of related events, conditions or items being hereinafter referred to as a “De Minimis Matter”).

(b) Deductible.

(i) The Seller Parties shall not have any obligation or liability to any Purchaser Indemnified Party under Sections 11.2(a) and 11.2(b) as it relates to representations under Section 3.9 unless and until (A) the aggregate amount of Losses incurred or suffered by the Purchaser Indemnified Parties arising out of the matters referred to in Sections 11.2(a) and 11.2(b) as it relates to representations under Section 3.9, exclusive of any and all Losses arising out of De Minimis Matters, shall have exceeded Two Million U.S. Dollars ($2,000,000) or (B) the aggregate amount of Losses incurred or suffered by the Purchaser Indemnified Parties arising out of matters referred to in Section 11.2(b) as it relates to representations under Section 3.9, exclusive of any and all Losses arising of De Minimis Matters with respect to such matters, shall have exceeded One Million U.S. Dollars ($1,000,000), in which case the Seller Parties shall be obligated and liable under Sections 11.2(a) and 11.2(b) as it relates to representations under Section 3.9, as applicable, only with respect to such applicable excess.

(ii) Purchaser shall not have any obligation or liability to any Seller Indemnified Party under Section 11.3(a) unless and until the aggregate amount of Losses incurred or suffered by the Seller Indemnified Parties arising out of the matters referred to in Section 11.3(a), exclusive of any and all Losses arising out of De Minimis Matters, shall have exceeded $2,000,000, in which case Purchaser shall be obligated and liable under Section 11.3(a) only with respect to such excess.

(c) Limit of Liability. The liability of the Seller Parties pursuant to Section 11.2(a) shall not exceed $20,000,000 in the aggregate and the liability of the Purchaser pursuant to Section 11.3(a) shall not exceed $20,000,000 in the aggregate. Under no circumstances shall the aggregate liabilities of the Seller Parties or the aggregate liabilities of Purchaser pursuant to this Article XI exceed $400,000,000.

(d) Limit on Time for Assertion of Claims. None of the Seller Parties or Purchaser shall have any obligation or liability pursuant to Section 11.2(a) or Section 11.3(a) respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 11.5 prior to the termination of the survival period applicable to such representation or warranty as set forth in Section 11.1. None of the Seller Parties or Purchaser shall have any obligation or liability pursuant to Section 11.2(c) or Section 11.3(b), respectively, for any breach of any covenant contained in this Agreement that occurred prior to the Closing unless notice of a claim asserting such breach shall have been given in accordance with Section 11.5 on or before the date six (6) months following the Closing Date. It is the express intent of the Parties that, if the applicable period for an item as contemplated by this Section 11.6(d) is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 11.6(d) for the assertion of claims, under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(e) Other Limitations.

(i) None of the Seller Parties or Purchaser shall have any obligation or liability under Section 11.2 or Section 11.3, as applicable, with respect to any Losses that are (A) caused by the actions of any Indemnified Party, (B) exacerbated by any Indemnified Party to the extent of the exacerbation or (C) recovered by any Indemnified Party from any third party (including insurers). The Indemnified Party shall seek full recovery under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. If the amount of any Losses suffered by any Indemnified Party is reduced, at any time subsequent to any payment in respect thereof by an Indemnifying Party pursuant to Section 11.2 or Section 11.3, as applicable, by recovery from any other third party (including any insurer), an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(ii) An Indemnifying Party shall not be required to indemnify any Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the fraud, gross negligence or willful misconduct of the Party seeking indemnification.

(iii) Notwithstanding anything to the contrary in this Agreement, no Party shall, in any event, be liable under this Article XI to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof and, in particular, no “multiple of profits”, “multiple of operating income” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

(iv) In the event of any breach giving rise to an indemnification obligation under this Article XI, an Indemnified Party shall take and cause its Affiliates to take, or cooperate with an Indemnifying Party if so requested by the Indemnifying Party in order to take, all commercially reasonable measures to mitigate the consequences of the related breach.

(v) Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article XI shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for the same Losses. Without limiting the generality of the foregoing, Purchaser (A) shall make no claim for, and shall not be entitled to any indemnification under this Article XI in respect of, any matter that is taken into account in the calculation of the Estimated Initial Purchase Price or Estimated Deferred Purchase Price, as applicable, pursuant to Section 1.2 and (B) shall be limited to a single Price Adjustment without duplication to the extent any Price Adjustment arises from or out of any facts, circumstances, conditions or events that overlap.

11.7 Exclusive Remedy; Nature of Representations and Warranties. Following the Closing Date, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement or otherwise relating to the Purchased Interests, Purchased Entities or the Properties or the subject matter of this Agreement shall be indemnification in accordance with this Article XI, except with respect to any claim based on fraud, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, by statute or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein (or otherwise relating to the Purchased Entities or the subject matter of this Agreement) it may have against the other Parties hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XI. Notwithstanding the foregoing, this Section 11.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).

Article XII

GENERAL PROVISIONS

12.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the Parties hereto.

12.2 Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party if requested by the other Party, (b) waive any inaccuracies in the representations and warranties of any Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements, covenants or conditions of any Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

12.3 Seller Representative. GE Capital Franchise Finance Corporation (or its successors or assigns) is hereby authorized and appointed to act for and on behalf of any or all of the Seller Parties (together with such successors or assigns, the “Seller Representative”) in connection with the Transactions or this Agreement, including any assertion of any and all Claims for satisfaction of a loss by a Seller Indemnified Party pursuant to the terms of this Agreement and all actions and determinations in connection therewith. The Seller Parties hereby agree that Purchaser shall be entitled to deliver notices solely to the Seller Representative and that Purchaser shall only be required to respond to notices received from, elections made by or Claims asserted by the Seller Representative on behalf of the various Seller Parties and the Seller Indemnified Parties. Purchaser may rely upon the authority of the Seller Representative to act on behalf of the Seller Parties and Seller Indemnified Parties without any inquiry.

12.4 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing (including a writing delivered by facsimile transmission) and shall be deemed given (a) when delivered, if sent by registered or certified mail (return receipt requested); (b) when delivered, if delivered personally or sent by facsimile (with proof of transmission); or (c) on the Business Day after deposit (with proof of deposit), if sent by overnight mail or overnight courier; in each case, unless otherwise specified or provided in this Agreement, to the Parties at the following addresses (or at such other address or fax number for a Party as will be specified by like notice):

if to the Seller Parties and/or Seller Representative, to:

GE Capital Franchise Finance Corporation
8377 East Hartford Drive

Suite 200

Scottsdale, Arizona 85255

Attention: General Counsel
Telecopy: (800) 447-8947

with copies (which shall not constitute notice) to:

General Electric Capital Corporation
901 Main Avenue
Norwalk, Connecticut 06851

Attention: Senior Counsel – Mergers & Acquisitions
Telecopy: (203) 750-7098

if to Purchaser to:

ARC Properties Operating Partnership, L.P.
405 Park Avenue, 12th Floor
New York, NY 10022

Attention: Brian Block, CFO
Telecopy: (646) 861-7785

with a copy (which shall not constitute notice) to:

AR Capital, LLC
405 Park Avenue, 12th Floor
New York, NY 10022

Attention: Jesse C. Galloway, EVP & GC
Telecopy: (646) 861-7804

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299

Attention: Steven L. Lichtenfeld, Esq.
Facsimile: (212) 969-2900

12.5 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which such Party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof.

12.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile signature or in portable document format (PDF).

12.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Schedules and Exhibits attached hereto and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the Parties and their respective Affiliates and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement including, for the avoidance of doubt that certain memorandum of understanding with respect to the Transactions by and between AR Capital, LLC, an Affiliate of Purchaser, and GE Capital Franchise Finance Corporation dated May 21, 2013, which memorandum of understanding shall be deemed terminated in all respects. Notwithstanding the foregoing, the Confidentiality Agreement will remain in full force and effect in all respects, except to the extent modified by the provisions of Section 5.5. This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchased Entities shall have any liability for any obligations or liabilities of the Seller Parties under this Agreement or agreements contemplated hereby or for any claim based on, in respect of, or by reason of, the Transactions.

12.8 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

12.9 Assignment; Binding Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any attempted or purported assignment in violation of this Section 12.9 shall be null and void and of no force or effect. Notwithstanding the foregoing, Purchaser shall have the right to designate one or more Affiliates to take title to any or all of the Purchased Interests by notice to the Seller Parties given at least ten (10) Business Days prior to the Closing; provided that there is no increase in the costs borne by the Seller Parties under Section 12.13, and provided further that no such assignment shall release Purchaser from its obligations hereunder, and provided further that no additional third party consents shall be required.

12.10 Enforcement.

(a) Injunctive Relief and Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Jurisdiction. Each Party (i) irrevocably consents to submit itself to the exclusive jurisdiction of any federal or state court sitting in Manhattan, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient forum, and agrees not to plead or claim the same.

(c) Right to Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Notwithstanding anything to the contrary set forth in this Agreement and except with respect to the right of the Seller Parties and Purchaser to seek equitable remedies to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement to consummate the Transactions, the Seller Parties and Purchaser shall comply with the provisions of this Section 12.10(d) prior to filing or commencing any Action against the other Parties arising out of, or relating to, this Agreement, any related agreement or the transactions contemplated hereby or thereby. The Seller Parties or Purchaser, as the case may be, shall deliver a written notice (a “Litigation Notice”) to the other Parties stating its intention to commence such Action and setting forth in reasonable detail the material disputed issues that would be the subject matter of such proposed Action. For a period of ninety (90) calendar days after receipt by the Seller Parties or Purchaser, as the case may be, of a Litigation Notice, (i) none of the Seller Parties or Purchaser shall file or commence (of cause any other Person to file or commence) any Action against the other Parties with respect to the disputed issues that are the subject of the Litigation Notice, except that any Party may file or commence any Action against any other Party with respect to such disputed issue if the relevant statute of limitations would otherwise expire during such ninety (90) day period if such Action was not filed or commenced; (ii) the Seller Parties and Purchaser shall each make reasonably available from time to time to discuss the subject matter of the Litigation Notice (A) one or more of its officers, (B) at least one member of its in-house or outside legal counsel and (C) such other employees or representatives as the other Parties may reasonably request; and (iii) the Seller Parties and Purchaser shall cooperate in good faith to resolve the disputed issues that are the subject-matter of the Litigation Notice prior to the expiration of such ninety (90) day period.

12.11 Severability If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

12.12 Time is of the Essence The Parties hereto acknowledge and agree that TIME IS OF THE ESSENCE for the performance of all actions required or permitted to be taken under this Agreement and the consummation of the Transactions. Whenever an action must be taken under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. (Eastern Time) on such date, provided, that such action must be completed by 3:00 p.m. (Eastern Time) with respect to the payment of any portion of the Unadjusted Purchase Price and other payments by Purchaser on the Closing Date.

12.13 Expenses Except as provided in this Section 12.13, each Party will bear its own costs and expenses related to the negotiation and execution of this Agreement, and obtaining third party consents to the performance of such Party’s obligations under this Agreement (it being acknowledged that the costs incurred in obtaining third party consents shall be borne by the Seller Parties). Purchaser will be responsible for all fees and costs of RCS Capital Corp. and any other financial advisor to Purchaser. The Seller Parties will be responsible for the fees and costs of Bank of America Merrill Lynch and any other financial advisor to Seller, the Seller Parties or any Affiliates thereto with respect to the Transactions. Purchaser will be responsible for all of its own diligence costs and inspection fees, including the costs of environmental and engineering reviews and audits, appraisals, accounting and other financial reviews. Purchaser will be responsible for any premiums and other charges and fees including, to the extent applicable, any cancellation fees, for the Title Commitments, any title policies, any UCC or other searches, any surveys and for any lender’s policy of title insurance. Purchaser will be responsible for all Property Transfer Costs. Except as set forth in Section 6.3(g), the Seller Parties will have no responsibility for obtaining or paying for any Surveys, Title Commitments and Property Transfer Costs.

12.14 Schedule References and Sections Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant to the extent the relevance of such disclosure in such Section or Schedule where the item has not been disclosed is reasonably apparent. Any disclosure with respect to a Section of this Agreement shall be deemed to be disclosed for other Sections of this Agreement, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  Matters reflected in any Section of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of this Agreement shall be construed as an admission or indication that such item or other matter is material for purposes of this Agreement or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of, or default under, any Contract, Law or judgment or order of a Governmental Entity shall be construed as an admission or indication that any breach, violation or default exists or actually occurred.

12.15 Joint and Several Liability; Joint Action Each Seller Party shall be jointly and severally liable for the obligations of the Seller Parties under this Agreement. Any termination of this Agreement pursuant to Article X shall be effective only if it is signed by the Seller Representative (on behalf of all Seller Parties).

12.16 Effect of Pre-Closing Actions If any representation or warranty of the Seller Parties shall fail to be true and correct in any respect on the Closing Date and such failure is the result of the Seller Parties taking any action after the date of this Agreement that is consented to in writing by Purchaser, such representation or warranty shall be deemed true and correct on the Closing Date to the extent of such failure for all purposes of this Agreement, including for purposes of Article IX, Article X and Article XI.

12.17 Further Assurances The Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance (including conveyance of all of parcels of land associated with each of the Properties to the extent not otherwise directly or indirectly conveyed in connection with the Closing) and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

THE SELLER PARTIES:

CNL APF PARTNERS, LP, a Delaware limited partnership

By: CNL APF GP, LLC, a Delaware limited liability company, its sole general partner

By: /s/ Daniel S. Henson

Printed Name: Daniel S. Henson

Its Authorized Signatory

USRP (SFGP), LLC, a Delaware limited liability company

By: /s/ Daniel S. Henson

Printed Name: Daniel S. Henson

Its Authorized Signatory

CNL Funding 2000-A, LLC, a Delaware limited liability company

By: /s/ Daniel S. Henson

Printed Name: Daniel S. Henson
Its Authorized Signatory

Net Lease Funding 2005, LLC, a Delaware limited liability company

By: /s/ Daniel S. Henson

Printed Name: Daniel S. Henson
Its Authorized Signatory

CNL Restaurant Capital Corp., a Delaware corporation

By: /s/ Daniel S. Henson

Printed Name: Daniel S. Henson
Its Authorized Signatory

[Signatures continue on the following page]

Signature Page to Purchase Agreement

PURCHASER

ARC PROPERTIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	AMERICAN REALTY CAPITAL PROPERTIES, INC., a Maryland corporation, its general partner

By: /s/ Nicholas S. Schorsch

Name: Nicholas S. Schorsch

Title: Chairman & CEO

Signature Page to Purchase Agreement

Exhibit A

DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the following meanings when used herein:

“Action” means any action, suit, claim, complaint, demand, administrative or other proceeding, charge, grievance, dispute, assertion, arbitration or investigation by any Person.

“Accountants” shall have the meaning set forth in Section 1.4(f)(iii).

“Adjusted Closing Statement” shall have the meaning set forth in Section 1.4(f)(iii).

“Adjusted Deferred Closing Statement” shall have the meaning set forth in Section 1.4(f)(ii)(B).

“Adjusted Initial Closing Statement” shall have the meaning set forth in Section 1.4(f)(ii)(A).

“Adjustment Amount” means with respect to any Property, the amount set forth on Exhibit C under the column titled “Purchase Price,” as such amount is amended by mutual agreement of Seller and Purchaser and adjusted by any Proration Items in accordance with Section 1.4.

“Adjustment Time” shall have the meaning set forth in Section 1.4(a)(ii).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that, directly or indirectly, owns more than ten percent (10%) of any class of capital stock or other equity interest of such Person and (ii) any officer, director, trustee or beneficiary of such Person.

“Affiliate Contract” shall have the meaning set forth in Section 3.20.

“Agreed Warranty” means with respect to Purchaser’s or its Affiliate’s interest in any Property, that Purchaser or its Affiliate is transferring such title thereto as the applicable Seller Party conveyed to Purchaser, as applicable, free and clear of all Liens arising through Purchaser after the Closing Date (other than any Lien for taxes not yet due and payable), and Purchaser shall represent and warrant in writing that Purchaser or its designee is the absolute legal and beneficial owner of such Property and such Property has been operated in the ordinary course, consistent with past practice, since the Closing Date.

“Agreement” means this Purchase and Sale Agreement by and among Purchaser and the Seller Parties.

“Bankruptcy” means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor’s rights, or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close.

“Calculation Period” shall have the meaning set forth in Section 1.4(b)(ii).

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“Casualty” shall have the meaning set forth in Section 8.1.

“Claims” shall have the meaning set forth in Section 5.12(a).

“Closing” means the Initial Closing or the Deferred Closing (if any), as applicable.

“Closing Date” means the Initial Closing Date or the Deferred Closing Date (if any), as applicable.

“Closing Statement” means the Initial Closing Statement or Deferred Closing Statement, as applicable.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving the contemplated result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, that a Party’s commercially reasonable efforts shall not be deemed to include causing any action to be taken that is beyond such Party’s authority under the Organizational Documents of any applicable entity.

“Condemnation” shall have the meaning set forth in Section 8.1.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5(a).

“Contract” means any written agreement, contract, instrument, lease or sublease (including any lease or sublease of real property), license, franchise, trust, note, bond, deed, mortgage, indenture, sale or purchase order, delivery order, change order, understanding, arrangement, commitment, obligation, promise or undertaking of any kind that is legally binding (but excluding any Licenses and Permits).

“Credit Agreement” means that certain Credit Agreement dated as of February 14, 2013, by and among American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership, Tiger Acquisition, LLC, a Delaware limited liability company, American Realty Capital Properties, Inc., a Maryland corporation, the Lenders party hereto, and Wells Fargo Bank, National Association, as Administrative Agent for the benefit of the Lenders, as Issuing Bank and as Swingline Lender, as amended from time to time.

“Data Tape” shall have the meaning set forth in Section 3.8.

“Data-Room” means that certain electronic datasite maintained by Merrill Corporation in connection with the Transaction as in effect at 5:00 p.m. (Eastern) on May 29, 2013.

“Deferred Assets” shall have the meaning set forth in Section 7.1(a).

“Deferred Closing” shall have the meaning set forth in Section 9.5.

“Deferred Closing Date” shall have the meaning set forth in Section 9.5.

“Deferred Closing Deposit” means the lesser of (x) $22,050,000 and (y) an amount equal to product of (1) the sum of the Adjustment Amounts for all Deferred Properties (determined as of the Initial Closing Date) multiplied by (2) 0.1.

“Deferred Closing Payment” shall have the meaning set forth in Section 1.3(b).

“Deferred Closing Statement” shall have the meaning set forth in Section 1.4(f)(ii)(B).

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“Deferred Interests” means the Interests in the Deferred Purchased Entity.

“Deferred Objection Date” shall have the meaning set forth in Section 2.4(b)(ii).

“Deferred Properties” means the Properties owned by the Deferred Purchased Entity.

“Deferred Purchase Price” means the sum of the Adjustment Amount for each of the Properties held by the Deferred Purchased Entity.

“Deferred Purchased Entity” means CNL Funding 2000-A, LP.

“Deferred Transactions” shall have the meaning set forth in Section 9.5.

“Delinquent Rent” shall have the meaning set forth in Section 1.4(b)(iii).

“Deposit” means the amount of Forty Million, Three Hundred Sixty-Six Thousand ($40,366,000) deposited with the Escrow Agent by Purchaser on May 24, 2013 in connection with the Transactions, and to be held in accordance with the Escrow Agreement.

“Deposit Release Instruction” means the letter of joint instruction from Purchaser and the Seller Parties to the Escrow Agent, instructing the Escrow Agent to immediately release the Deposit (or a portion thereof) to the account(s) designated by the Seller Parties.

“De Minimis Matter” shall have the meaning set forth in Section 11.6(a).

“Disclosure Schedules” means the disclosure schedules that the applicable Party delivered to the other Parties as of the date of this Agreement.

“Discount Percentage” shall have the meaning set forth in Schedule A-3.

“Dropped Properties” shall have the meaning set forth in Section 2.2(a).

“Due Diligence” shall have the meaning set forth in Section 2.1(a).

“Due Diligence Period” shall have the meaning set forth in Section 2.2(a).

“Environmental Claims” shall have the meaning set forth in Section 11.5(c).

“Environmental Condition” means the presence of any Hazardous Materials in, on, under, or migrating to or from a Property; the presence of endangered or protected plant or animal species on or adjacent to a Property; or noncompliance with any Environmental Law at a Property, which presence or noncompliance would be reasonably likely to materially and adversely affect (i) the Property or (ii) the enforceability of a Lease.

“Environmental Law” means all applicable federal, state and local statutes, Laws, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, in existence on or before the date hereof, which pertain to the environment, soil, water, air, or flora and fauna, as such have been amended, modified or supplemented as of the date hereof (including all amendments thereto and reauthorizations thereof). Environmental Laws include, without limitation, those Laws in existence on or before the date hereof relating to: (a) the manufacture, processing, use, distribution, treatment, storage, disposal, discharge, release, threatened release, generation or transportation of Hazardous Materials; (b) air, soil, surface, subsurface, groundwater or noise pollution; (c) protection of endangered species, wetlands or natural resources; (d) the operation and closure of underground storage tanks; (e) health and safety of employees and other persons; and (f) notification and reporting requirements relating to the foregoing. Without limiting the above, Environmental Laws also include the following as they existed on or before the date hereof: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as amended, to the extent it governs exposure to Hazardous Materials; (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing any of the above.

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“Environmental Response” shall have the meaning set forth in Section 11.5(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means First American Title Insurance Company.

“Escrow Agreement” shall have the meaning set forth in the Recitals.

“Estimated Deferred Closing Statement” shall have the meaning set forth in Section 1.4(f)(ii)(B).

“Estimated Deferred Purchase Price” shall have the meaning set forth in Section 1.2(c).

“Estimated Initial Closing Statement” shall have the meaning set forth in Section 1.4(f)(ii)(A).

“Estimated Initial Purchase Price” shall have the meaning set forth in Section 1.2(b).

“Excluded Asset Liabilities” shall have the meaning set forth in Section 5.1(f).

“Excluded Assets” shall have the meaning set forth in Section 5.1(f).

“Excluded Liabilities” means (a) any Liabilities of the Purchased Entities not related, directly or indirectly, to the Properties, (b) any Liabilities related to the Securitized Debt Obligations and (c) any Indebtedness of any Purchased Entity or encumbering any Purchased Interest.

“Existing Environmental Reports” shall have the meaning set forth in Section 3.12.

“Existing Policy” or “Existing Policies” shall have the meaning set forth in Section 2.4(a).

“Existing Survey” or “Existing Surveys” shall have the meaning set forth in Section 2.4(a).

“Fixed Rent” shall have the meaning set forth in Section 1.4(b)(i).

“Fundamental Seller Representations” shall have the meaning set forth in Section 11.1.

“Fundamental Purchaser Representations” shall have the meaning set forth in Section 11.1.

“GAAP” means the United States of America generally accepted accounting principles as in effect from time to time, consistently applied.

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“GE Names and GE Marks” means the names or marks of General Electric Company or any of its Affiliates, including “GE” (in block letters or otherwise), the GE monogram, “General Electric Company” and “General Electric” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Governmental Entity” shall have the meaning set forth in Section 3.3(b).

“Ground Leases” shall have the meaning set forth in Section 3.5(b).

“Hazardous Materials” means substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “toxic substances,” “radioactive materials” or “solid wastes,” (iii) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, or (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, crude oil or any fraction thereof).

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured) but not including trade payables incurred in the ordinary course of business, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien on any property or asset owned or held by such Person, and (h) all guarantees by such Person of the Indebtedness of any other Person; provided, that Indebtedness shall not include (i) the Securitized Debt Obligations and (ii) any amounts set forth on the Closing Statement and taken into account for the purposes of calculating any Price Adjustment.

“Indemnified Party” shall have the meaning set forth in Section 11.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.5(a).

“Initial Closing” shall have the meaning set forth in Section 9.1.

“Initial Closing Date” shall have the meaning set forth in Section 9.1.

“Initial Closing Deposit” means an amount equal to the Deposit minus the Deferred Closing Deposit.

“Initial Closing Payment” shall have the meaning set forth in Section 1.3(a).

“Initial Closing Statement” shall have the meaning set forth in Section 1.4(f)(ii).

“Initial Transactions” shall have the meaning set forth in Section 9.1.

“Initial Objection Date” shall have the meaning set forth in Section 2.4(b)(i).

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“Interest” means the stock, equity, partnership or limited liability company membership interest held by any Seller Party in a Purchased Entity.

“Knowledge of the Seller Parties” (or words of similar import) means the current, actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on Schedule A-2 without having made a review of files or other independent inquiry. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto or any of the representations made by the Seller Parties being or becoming untrue, inaccurate or incomplete in any respect.

“Laws” shall have the meaning set forth in Section 3.3(a).

“Leases” means all leases, subleases, tenancy and occupancy agreements with respect to any of the Properties or any portion thereof (other than a Ground Lease).

“Legal Opinion” means such customary legal opinion as is required pursuant to the existing terms of the Credit Agreement and requested by the administrative agent thereunder.

“Liabilities” means all debts, liabilities or obligations including all costs and expenses relating thereto.

“Licenses and Permits” means, collectively, all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Purchased Entities, together with all renewals and modifications thereof.

“Liens” means all liens, charges, claims, security interests, pledges, rights of first refusal, restrictions and other encumbrances.

“Litigation Condition” means any pending Action brought by, or any Action threatened in writing by, either the tenant or a Seller Party relating to a Property or a Lease.

“Litigation Notice” shall have the meaning set forth in Section 12.10(d).

“Losses” means all losses, liabilities, obligations, costs (including any costs incurred to enforce the terms of this Agreement), damages (excluding indirect, consequential, incidental, special and/or punitive damages) and expenses (including the cost of investigation and defense and reasonable attorneys’ fees), whether involving a Third Party Claim or claim solely between the Parties hereto.

“Mandatory Removal Exceptions” shall have the meaning set forth in Section 2.4(f).

“Material Adverse Effect” shall have the meaning set forth in Section 9.4(c).

“Material Contracts” shall have the meaning set forth in Section 3.14(a).

“Material Contract Update” means a certificate of the Seller Parties, dated as of the applicable Closing, and signed by an authorized office of each applicable Seller Party, setting forth a true, complete and correct list of Material Contracts entered into, between the date hereof and such Closing, by the Purchased Entities being Transferred at the Closing.

“Material Title Exceptions” shall have the meaning set forth in Section 2.4(b)(iii).

“MTE Property” shall have the meaning set forth in Section 6.3.

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“Objection Date” shall have the meaning set forth in Section 2.4(b)(i).

“Outside Date” shall have the meaning set forth in Section 10.1(c).

“Organizational Documents” means, as to any Person, its (i) certificate or articles of incorporation, or similar corporate charter or other instruments of organization; (ii) articles of association, by-laws or other similar instruments; and (iii) shareholder agreements, limited partnership agreements, limited liability company agreements or operating agreements and other similar governing corporate documents.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Parent Accountants” shall have the meaning set forth in Section 5.14.

“Percentage Rent” shall have the meaning set forth in Section 1.4(b)(ii).

“Percentage Rent Amount” shall have the meaning set forth in Section 1.4(b)(ii).

“Percentage Rent Period” shall have the meaning set forth in Section 1.4(b)(ii).

“Permitted Actions” means the rights and actions set forth on Schedule 12.16.

“Permitted Encumbrances” shall have the meaning set forth in Section 2.4(d).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Portfolio Information” means each of the following columns on the Data Tape: Entity (Column D); Tenant (Column E); Asset State (Column I); Asset City (Column H); but solely with respect to Properties for which Title Commitments were not delivered to Purchaser prior to the expiration of the Due Diligence Period; Lease Effective Date (Column O); Updated Lease Termination Date (Column Q); Current Total Rent (Column Z); Current Base Rent (Column AA); Current Percent Rent (Column AB).

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 5.8.

“Present Fair Salable Value” shall have the meaning set forth in Section 4.7.

“Price Adjustment” shall have the meaning set forth in Section 1.2(b).

“Property” or “Properties” shall have the meaning set forth in Recital B.

“Property Transfer Costs” means all title, transfer and closing costs and expenses associated with the Transactions including (i) costs related to the preparation of title commitments on all Properties, (ii) premiums for extended owners title policies and customary endorsements, transfer Taxes (including, real property transfer or gains taxes, intangible taxes, stamp taxes, sales taxes, use taxes, transfer taxes, value added taxes and all other Taxes due in connection with the sale and purchase of the Purchased Interests and/or Properties, other than the Seller Parties’ income taxes, but excluding such transfer Taxes payable by the Seller Parties pursuant to Section 5.1(f) or Section 6.3(g)), (iii) recording and/or registration fees, if any, (iv) escrow fees, and (v) all other customary closing costs and charges; provided, that Property Transfer Costs shall not include the Seller Parties’ attorney fees incurred in connection with the Transfer of the Properties.

“Proration Items” shall have the meaning set forth in Section 1.4(a)(ii).

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“Purchased Entity” shall have the meaning set forth in Recital A.

“Purchased Interest Assignment and Assumption Agreement” shall have the meaning set forth in Section 9.3(c)(iii).

“Purchased Interests” shall have the meaning set forth in Recital A.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 11.2.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 9.3(a).

“Purchaser Objection Notice” shall have the meaning set forth in Section 1.4(f)(iii).

“Purchaser Parent” shall have the meaning set forth in Section 5.14.

“Purchaser Representatives” shall have the meaning set forth in Section 2.1(b).

“Purchaser Repurchase Right” shall have the meaning set forth in Section 6.3.

“Purchaser’s Knowledge” (or words of similar import) means the current, actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on Schedule A-3. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto.

“Release Documentation” shall mean such documentation evidencing the satisfaction of any and all Indebtedness of the Purchased Entities effective as of the Closing.

“Rent” shall have the meaning set forth in Section 1.4(b)(iii).

“Representatives” means the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives of a Person.

“Repurchase Exercise Notice” shall have the meaning set forth in Section 6.3(f).

“Repurchase Ownership Period” means the period of Purchaser’s ownership commencing on the applicable Closing and ending on the Repurchase Right Closing.

“Repurchase Price” shall have the meaning set forth in Section 6.3.

“Repurchase Right” shall have the meaning set forth in Section 6.3.

“Repurchase Right Closing” shall have the meaning set forth in Section 6.3(g).

“Repurchase Right Notice” shall have the meaning set forth in Section 6.3(e).

“Repurchase Right Trigger Date” shall have the meaning set forth in Section 6.3(e).

“Restraint” or “Restraints” shall have the meaning set forth in Section 9.2(b).

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“Restructuring” means the transactions set forth on Exhibit D, as may be revised from time to time by the Seller Parties prior to the Closing.

“Retained Property” shall have the meaning set forth in Section 6.1(a).

“SEC” shall have the meaning set forth in Section 5.14.

“Securitized Debt Indenture” means that certain indenture dated July 1, 2000, by and among CNL Funding 2000-A, LP, as issuer, MBIA Insurance Company, as insurer, and Wells Fargo Bank Minnesota, N.A., as indenture trustee, in connection with the Triple Net Lease Mortgage Bonds, series 2000-A.

“Securitized Debt Obligations” means the obligations of the Deferred Purchased Entity under the Securitized Debt Indenture and the Liens thereunder secured against any of the Properties.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.3.

“Seller Parent Guarantee” means that certain guarantee dated as of the date hereof and delivered by GE Capital Franchise Finance Corporation to Purchaser.

“Seller Parties” shall have the meaning set forth in the Preamble.

“Seller Persons” means the Seller Parties, their respective subsidiaries and Affiliates, and each direct or indirect principal, partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of them, and any of their respective heirs, successors, personal representatives and assignees.

“Seller Representative” shall have the meaning set forth in Section 12.3.

“Seller Repurchase Right” shall have the meaning set forth in Section 6.3.

“Seller Resignations” shall have the meaning set forth in Section 5.14.

“Solvent” shall have the meaning set forth in Section 4.7.

“Specified Property” shall have the meaning set forth in Section 6.3(c).

“Straddle Tax Periods” shall have the meaning set forth in Section 5.8.

“Tax” or “Taxes” shall have the meaning set forth in Section 3.9(a).

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Impound Account” shall have the meaning set forth in Section 1.4(d)(iii).

“Tax Return” or “Tax Returns” shall have the meaning set forth in Section 3.9(a).

“Tenant Lien” shall have the meaning set forth in Section 2.4(d)(ix).

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“Tenants” means all Persons occupying or entitled to possession or use of any portion of any Property pursuant to a Lease.

“Third Party Claim” shall have the meaning set forth in Section 11.5(b).

“Title Commitment Updates” shall have the meaning set forth in Section 2.4(a).

“Title Commitments” shall have the meaning set forth in Section 2.4(a).

“Title Company” shall have the meaning set forth in Section 2.4(a).

“Total Loss” means the destruction, damage, casualty or condemnation (or sale in lieu of condemnation) of a Property, the effect of which results in the termination of the applicable Lease, or the right of the Tenant to terminate, which right has not expired or been waived.

“Transaction Cancellation Fee” means Five Million U.S. Dollars ($5,000,000).

“Transactions” means the sale and purchase of the Purchased Interests and the performance of the related covenants and agreements contemplated by this Agreement.

“Transfer” means to sell, transfer, convey and assign or cause to be sold, transferred, conveyed or assigned.

“Transitional Services Agreement” shall have the meaning set forth in Section 5.7.

“Triple Net Obligations” means, with respect to a Lease, the obligation of the applicable Tenant, at its expense, (i) to pay, or reimburse its landlord for, property Taxes and assessments, (ii) to maintain customary property and liability insurance, and (iii) to maintain and keep the premises in good repair and cause it to comply with applicable Law.

“Unadjusted Purchase Price” shall have the meaning set forth in Section 1.2(a).

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